An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the United States Securities and Exchange Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Offering Circular	Subject to Completion. Dated September 14, 2018

Legion Capital Corporation

(Exact name of issuer as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

www.legioncapitalcorp.com

301 E. Pine St.

Suite 850

Orlando, FL 32801

6799	47-3751122
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 1,500,000 shares

We are offering up to 1,500,000 shares of our common stock, no par value per share, at an offering price of $4.00 per share (the “Shares”) for an offering amount of up to $6,000,000 (the “Offering”). The Offering will terminate at the earliest of: (1) the date at which all Shares have been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion and for any reason (the “Termination Date”). We have previously sold, pursuant to this Offering Circular (i) 3,842,967 shares at $1.25 for gross proceeds of $4,803,708.75 and (ii) 48,667 shares at $3.00 for gross proceeds of $146,002.

This Offering is being conducted on a “best efforts” basis without any minimum offering amount pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. The Company reserves the right to undertake one or more closings on a rolling basis. We intend to use the net proceeds from this Offering for marketing expenditures, for working capital and for general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular (the “Offering Circular”).

Prior to this Offering, there has been no public market for our Shares. We have applied to list our Shares on the NASDAQ Capital Market (“NASDAQ”) under the symbol “LEGN.” Our Shares will not commence trading on NASDAQ until a number of quantitative and qualitative conditions are met, including compliance with appropriate corporate governance conditions and raising a minimum amount of offering proceeds necessary for us to meet the quantitative initial listing requirements of NASDAQ, which we currently estimate to be approximately $5 million. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the Offering and commencing the trading of our Shares on NASDAQ in order to raise additional proceeds. In the event we do not meet NASDAQ’s initial listing qualification requirements, we may apply to have our Shares listed or quoted on other securities exchange or market, including the over the counter (OTC) Market. No assurance can be given that any market for the Shares, including a market on NASDAQ, will ever develop or be maintained.

Craft Capital Management, LLC has agreed to act as selling agent (the “Selling Agent”), to offer the Shares to prospective investors on a “best efforts” basis. In addition, the Selling Agent may engage one or more co-managing selling agents, sub selling agents or selected dealers. The Selling Agent is not purchasing the Shares, and is not required to sell any specific number or dollar amount of the Shares in the Offering. See “Plan of Distribution.”

We expect to commence the offer and sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the Commission.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in our Shares involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of certain risks that you should consider in connection with an investment in our Shares.

	Per Share	Total
Price to Public	$4.00	$6,000,000
Selling Agent Discounts and Commissions(1)	$0.32	$480,000
Proceeds, Before Expenses, to Us(2)	$3.68	$5,520,000

(1)	We have agreed to reimburse certain expenses of the Selling Agent. Please refer to the section entitled “Plan of Distribution” in this Offering Circular for additional information regarding total compensation for the Selling Agent.

(2)	Assumes that all of the Shares are sold.

NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED HEREBY OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

For more information concerning the procedures of the Offering, please refer to “Plan of Distribution” beginning on page 34.

Craft Capital Management LLC

Selling Agent

Offering Circular dated             , 2018

We are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

i

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Shares. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Legion Capital Corporation.

Our Company

Background

Legion Capital Corporation was formed in 2015 by attorney and venture capital executive James Byrd, along with direct marketing and technology entrepreneur Shane Hackett. Mr. Byrd and Mr. Hackett have spent their careers building technology driven direct marketing companies, and they collectively bring to Legion over 50 years combined experience in venture capital, corporate finance and direct marketing.

In February 2016, Mr. Byrd and Mr. Hackett joined forces with Joseph B. Hilton, grandson of iconic hotelier Conrad Hilton, and former executive with Hilton Hotels. Mr. Hilton has taken the role as President of Legion.

Overview

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware, and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company is a holding company with multiple operating subsidiaries in the areas of education, transportation, small business finance, management and marketing.

Our operating subsidiaries are as follows:

●	Hilton Institute of Business: Hilton Institute is a small business education, training and coaching company that teaches, coaches and mentors entrepreneurs and small business owners on how to start and grow a business, increase sales and revenues, and more effectively build and manage their business.

●	Legion Funding, LLC. Legion Funding is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs such as commission advance, factoring, unsecured and secured credit lines and other forms of direct lending and finance.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance.

●	Legion Marketing, LLC is a marketing company that provides marketing services to business owners and entrepreneurs.

●	Legion Select Holdings, LLC is a holding company that holds certain direct loans and other assets of the Company, including loans on equipment, inventory, real estate and other similar loans. Legion Select Holdings, LLC also owns and manages certain businesses and business interests.

●	Legion Title, LLC. Legion Title, LLC is a title agency that provides title insurance and closing services for Legion transactions.

●	Legion Transportation Group, LLC. Legion Transportation Group, LLC is a holding company that owns and holds certain transportation related loans and assets, and manages certain transportation related businesses, including Dorman – Willis Motors, Inc., an automobile dealership, acquired on January 1, 2018.

●	Legion Builders, LLC. Legion Builders, LLC is an integrated development, construction and home building company based in Central Florida. Legion Builders is a residential construction and home building subsidiary of Legion Capital. It was formed to acquire a residential construction company SDC Construction and a residential home builder AR Bailey Homes. Such acquisitions were completed on July 2, 2018 and such companies are now subsidiaries of Legion Builders.

Recent Developments

On July 2, 2018, Legion SDC, LLC (“Legion SDC”), a newly formed subsidiary of Legion Builders, entered into an acquisition agreement wherein it acquired all of the assets and certain liabilities of SDC of Florida, LLC (“SDC”). In exchange, Legion SDC (i) paid $500,000 to the existing owners of SDC, (ii) issued a note payable, due September 30, 2018, in the principal amount of $1,500,000, accruing interest at 12% per annum to the existing owners of SDC, (iii) agreed to pay an additional $1 million by way of a mutually agreeable debt instrument or equity interest to the existing owners of SDC; to be determined within 6 months of July 2, 2018 and (iv) issued a 49% equity interest in Legion SDC to the existing owners of SDC.

On July 2, 2018, Legion ARB, LLC (“Legion ARB”), a newly formed subsidiary of Legion Builders, entered into an acquisition agreement wherein it acquired all of the assets and certain liabilities of A.R. Bailey Homes, LLC (“ARB”). In exchange, Legion ARB (i) paid $200,000 to the existing owners of ARB, (ii) issued a note payable, due September 30, 2018, in the principal amount of $800,000, accruing interest at 12% per annum to the existing owners of ARB, (iii) issued a note payable, due July 2, 2019, in the principal amount of $3,500,000, accruing interest at 6% per annum to the existing owners of ARB and (iv) issued a 49% equity interest in Legion ARB to the existing owners of ARB.

Company Information

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware, and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016.

Our corporate headquarters are located at 301 E. Pine St. Ste. 850 Orlando, FL 32801. Telephone: 4079684234. Our website is www.LegionCapitalCorp.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

Intellectual Property

We have applied for and received a service mark for the name Legion, and an associated logo. We have no other intellectual property.

The Offering

Issuer:	Legion Capital Corporation, a Florida corporation.

Securities Offered:	1,500,000 shares of common stock, no par value (the “Shares”)

Number of shares of Common Stock Outstanding before the Offering (1):	16,052,435 Shares

Number of shares of Common Stock to be Outstanding after the Offering (1):	17,552,435 Shares, assuming all 1,500,000 Shares offered hereby are sold.

Price per Share:	$4.00 per Share

Use of Proceeds:	If we sell all 1,500,000 shares being offered, our net proceeds (after estimated Offering expenses, including fees payable to the Selling Agent) will be approximately $5,415,000. We will use these net proceeds to pay off certain debt, for marketing expenditures, for working capital and for general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Termination of Offering; Escrow:	This Offering will terminate on the earlier of: (1) the date at which all Shares have been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion and for any reason (the “Termination Date”).

Certain U.S. Federal Income Tax Considerations	Shares of Common Stock will be treated as stock of the Company for U.S. federal income tax purposes. Please see “Certain U.S. Federal Income Tax Considerations.” Before deciding whether to invest in the Company’s securities, you should consult your tax advisor regarding possible tax consequences.

Risk Factors:	The Shares are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 3 for a discussion of factors you should carefully consider before deciding whether to invest.

(1)	This figure does not include (i) shares underlying 2,503,067 million stock options with exercises prices ranging from $1.00 to $1.75 and (ii) warrants to purchase 50,000 shares of common stock at an exercise price of $3.75.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

We are a holding company with multiple operating subsidiaries in the areas of education, transportation, small business finance, management and marketing. As a result, we are largely dependent upon the operations of our subsidiaries, including cash dividends and distributions as well as other transfers from our subsidiaries to meet our obligations. A substantial portion of our assets are held by Legion Select Holdings, LLC (“Legion Holdings”). The deterioration of income from, or other available assets of, Legion Holdings or any of our other subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to us, which in turn could adversely affect our financial condition and results of operations. Additionally, Legion Holdings is required to make dividend and certain other payments to the Preferred Owners (as defined in this Offering Circular) and will be required to pay off the Preferred Capital Account Balance as a priority to the interests of the Company (as defined in this Offering Circular). See “Contribution Agreement and LLC Operating Agreement” beginning on page 20.

Our level of indebtedness could adversely affect our business, operating results and financial condition.

We have a significant amount of indebtedness. As of December 31, 2017, the aggregate principal amount of our outstanding indebtedness, on a pro forma basis, was approximately $9.4 million, which comprised $7.3 million in aggregate principal amount of outstanding borrowings under our short-term debt obligations and $2.1 million in long-term debt obligations. We may incur additional indebtedness in the future to fund our operations. The level of indebtedness could have important consequences and could materially and adversely affect us in a number of ways, including:

●	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes;

●	limiting our flexibility to plan for, or react to, changes in our business or market conditions;

●	requiring us to use a significant portion of any future cash flow from operations to repay or service the debt, thereby reducing the amount of cash available for other purposes;

●	making us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage; and

●	making us more vulnerable to the impact of adverse economic and industry conditions and increases in interest rates.

Any acceleration of amounts due could have a material adverse effect on our liquidity and financial condition.

We cannot assure you that we will be able to generate cash flow in amounts sufficient to enable us to service our debt or to meet our working capital and capital expenditure requirements. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, due to borrowing base restrictions or otherwise, we may be required to sell assets, reduce capital expenditures, purchase credit insurance or obtain additional financing. We cannot assure you that we will be able to engage in any of these actions on reasonable terms, if at all.

Investments in small businesses and start-up companies are often risky.

We invest in small businesses through our operating subsidiaries. Small businesses may depend heavily upon a single customer, supplier, or employee whose departure would seriously damage the company’s profitability. The demand for the company’s product may be seasonal or be impacted by the overall economy, or the company could face other risks that are specific to its industry or type of business. The Company may also have a hard time competing against larger companies who can negotiate for better prices from suppliers, produce goods and services on a large scale more economically, or take advantage of bigger marketing budgets. Furthermore, a small business could face risks from lawsuits, governmental regulations, and other potential impediments to growth.

If a borrower declares bankruptcy, we may be unable to collect balances due under relevant loans.

Any of Legion Holding’s borrowers, or any guarantor of those obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. A bankruptcy filing by a borrower or guarantor could bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court.

A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant loans, and could ultimately preclude full collection of these sums. A borrower or guarantor bankruptcy could cause a decrease or cessation of interest payments, which could adversely affect our financial condition and cash available for corporate purposes.

The allowance for loan losses could be insufficient to cover Legion Holding’s actual loan losses.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to the allowance would materially decrease net income.

Conflicts of Interest

The Company may be subject to various potential conflicts of interest because of the fact that some of its officers and directors may be engaged in a range of business activities. In addition, the Company’s executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company’s executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company’s business and affairs and that could adversely affect the Company’s operations. These business interests could require significant time and attention of the Company’s executive officers and directors.

There is no public trading market for the securities, and none may develop.

Prior to this Offering, there has been no public market for our Shares. We have applied to list our Shares on the NASDAQ Capital Market (“NASDAQ”) under the symbol “LEGN.” Our Shares will not commence trading on NASDAQ until a number of quantitative and qualitative conditions are met, including compliance with appropriate corporate governance conditions and raising a minimum amount of offering proceeds necessary for us to meet the quantitative initial listing requirements of NASDAQ, which we currently estimate to be approximately $5 million. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the Offering and commencing the trading of our Shares on NASDAQ in order to raise additional proceeds. In the event we do not meet NASDAQ’s initial listing qualification requirements, we may apply to have our Shares listed or quoted on other securities exchange or market, including the over the counter (OTC) Market. No assurance can be given that any market for the Shares, including a market on NASDAQ or the OTC Markets, will ever develop or be maintained.

Our failure to make follow-on investments in our portfolio companies could impair our investment in a portfolio company.

Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments, in order to:

●	increase or maintain in whole or in part our equity ownership percentage in a portfolio company;

●	exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

●	attempt to preserve or enhance the value of our investment.

We may elect not to make follow-on investments or otherwise lack sufficient funds to make those investments. We will have the discretion to make any follow-on investments, subject to any applicable legal requirements and the availability of capital resources. The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation.

The Company has limited operating history.

The Company is still in an early phase, and is just beginning to implement its business plan. There can be no assurance that it will ever operate profitably. The likelihood of its success should be considered in light of the problems, expenses, difficulties, complications and delays usually encountered by companies in their early stages of development, with low barriers to entry. The Company may not be successful in attaining the objectives necessary for it to overcome these risks and uncertainties.

The Company may need additional capital, which may not be available.

The Company may require funds in excess of its existing cash resources to fund operating deficits, develop new products or services, establish and expand its marketing capabilities, and finance general and administrative activities. Due to market conditions at the time the Company may need additional funding, or due to its financial condition at that time, it is possible that the Company will be unable to obtain additional funding as and when it needs it. If the Company is unable to obtain additional funding, it may not be able to repay debts when they are due and payable. If the Company is able to obtain capital it may be on unfavorable terms or terms which excessively dilute then-existing equity holders. If the Company is unable to obtain additional funding as and when needed, it could be forced to delay its development, marketing and expansion efforts and, if it continues to experience losses, potentially cease operations.

The Company may not be able to manage its potential growth.

For the Company to succeed, it needs to experience significant expansion. There can be no assurance that it will achieve this expansion. This expansion, if accomplished, may place a significant strain on the Company’s management, operational and financial resources. To manage any material growth, the Company will be required to implement operational and financial systems, procedures and controls. It also will be required to expand its finance, administrative and operations staff. There can be no assurance that the Company’s current and planned personnel, systems, procedures and controls will be adequate to support its future operations at any increased level. The Company’s failure to manage growth effectively could have a material adverse effect on its business, results of operations and financial condition.

The Company faces significant competition.

The Company faces competition from other companies, some of which might have received more funding than the Company has. One or more of the Company’s competitors could offer services similar to those offered by the Company at significantly lower prices, which would cause downward pressure on the prices the Company would be able to charge for its services. If the Company is not able to charge the prices it anticipates charging for its services, there may be a material adverse effect on the Company’s results of operations and financial condition. In addition, while the Company believes it is well-positioned to be the market leader in its industry, the emergence of one of its existing or future competitors as a market leader may limit the Company’s ability to achieve national brand recognition, which could also have a material adverse effect on the Company’s results of operations and financial condition.

The Company’s growth relies on market acceptance.

While the Company believes that there will be significant customer demand for its products/services, there is no assurance that there will be broad market acceptance of the Company’s offerings. There also may not be broad market acceptance of the Company’s offerings if its competitors offer products/services which are preferred by prospective customers. In such event, there may be a material adverse effect on the Company’s results of operations and financial condition, and the Company may not be able to achieve its goals.

The Company’s founders, directors and executive officers own or control a significant percentage of the Company.

Additionally, the holdings of the Company’s directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional interest in the Company. The interests of such persons may differ from the interests of the Company’s other stockholders, including purchasers of securities in the offering. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, including purchasers in the offering, may vote, including the following actions:

1.	to elect or defeat the election of the Company’s directors;

2.	to amend or prevent amendment of the Company’s Certificate of Incorporation or By-laws;

3.	to effect or prevent a merger, sale of assets or other corporate transaction; and

4.	to control the outcome of any other matter submitted to the Company’s stockholders for vote.

Such persons’ ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce the Company’s stock price or prevent the Company’s stockholders from realizing a premium over the Company’s stock price.

Our operating results may continue to be adversely affected as a result of unfavorable market, economic, social and political conditions.

An unstable global economic, social and political environment may have a negative impact on demand for our services, our business and our operations, including the U.S. economic environment. The economic, social and political environment has or may negatively impact, among other things:

●	current and future demand for our services.

●	price competition for our products and services.

●	the price of our common stock.

●	our liquidity.

●	our ability to service our debt, to obtain financing or assume new debt obligations.

●	our ability to obtain payment for outstanding debts owed to us by our customers or other parties with whom we do business.

In addition, to the extent that the economic, social and political environment impacts specific industry and geographic sectors in which many of our customers are concentrated, that may further negatively impact our business.

Our business depends heavily on our officers and directors.

Our future ability to execute our business plan depends upon the continued service of our CEO Jim Byrd, our President Brad Hilton and our CMO Shane Hackett. If we lost the services of one or more of our key personnel, or if one or more of our executive officers or employees joined a competitor or otherwise competed with us, our business may be adversely affected. We cannot assure that we will be able to retain or replace our key personnel.

If we are unable to retain the members of our management team or attract and retain qualified management team members in the future, our business and growth could suffer.

Our success and future growth depend, to a significant degree, on the continued contributions of the members of our management team. Each member of our management team is an at-will employee and may voluntarily terminate his or her employment with us at any time with minimal notice. We also may need to hire additional management team members to adequately manage our growing business. We may not be able to retain or identify and attract additional qualified management team members. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. If we lose the services of any member of our management team or if we are unable to attract and retain additional qualified senior managers, our business and growth could suffer.

Failure to maintain effective systems of internal and disclosure controls could have a material adverse effect on the Company’s results of operation and financial condition.

Effective internal and disclosure controls are necessary for the Company to provide reliable financial reports and effectively prevent fraud, and to operate successfully as a public company. If the Company cannot provide reliable financial reports or prevent fraud, its reputation and operating results would be harmed. As part of the Company’s ongoing monitoring of internal controls, it may discover material weaknesses or significant deficiencies in its internal controls that require remediation. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The Company continually works on improving its internal controls. However, the Company cannot be certain that these measures will ensure that it implements and maintains adequate controls over its financial processes and reporting. Any failure to maintain effective controls or to timely implement any necessary improvement of the Company’s internal and disclosure controls could, among other things, result in losses from fraud or error, harm the Company’s reputation, or cause investors to lose confidence in the Company’s reported financial information, all of which could have a material adverse effect on the Company’s results of operation and financial condition.

Risks Related to Our Common Stock and this Offering

Our executive officers, directors, major stockholder and their respective affiliates will continue to exercise significant control over our Company after this Offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this Offering, and disregarding any shares of Common Stock that they purchase in this Offering, if any, the existing holdings of our executive officers and directors and their affiliates, will represent beneficial ownership, in the aggregate, of approximately 72% of our outstanding Common Stock, assuming we issue the number of shares of Common Stock as set forth on the cover page of this Offering Circular. Please see “Principal Stockholders” on page 27 for more information. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. These stockholders acquired their shares of Common Stock for substantially less than the price of the shares of Common Stock being acquired in this Offering, and these stockholders may have interests, with respect to their Common Stock, that are different from those of investors in this Offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our Common Stock.

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Stock to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

After the completion of this Offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, and any future loan arrangements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated Offering expenses estimated to be $585,000. The below table assumes that the maximum proceeds raised of $6,000,000 through the Offering.

All proceeds will be used for hiring of new personnel, marketing and sales, operational expenses, potential acquisitions, making loans and growing our service businesses, and for general working capital. The following table represents management’s best estimate of the uses of the net proceeds received from the sale of Shares in this Offering4:

RETIRE EXISTING DEBT	$1,000,000
HIRING SALES TEAMS AND PERSONNEL	500,000
SALES AND MARKETING	500,000
GENERAL WORKING CAPITAL	3,415,000
COMMISSIONS AND OFFERING COSTS	585,000
TOTAL	$6,000,000

The debt that we are expecting to retire includes $500,000 of corporate notes issued by the Hilton Institute of Business, bearing interest at the rate of 12% per annum and $500,000 of corporate notes issued by Legion Funding, bearing interest at the rate of 12% per annum.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

If we sell all of the Shares offered in this Offering, we believe that the net proceeds of this Offering, together with our current resources, will allow us to fund our operations for at least the next 12 months. In the event we do not sell all of the Shares offered in this Offering, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

DIVIDEND POLICY

We have not declared or paid any dividends on our Shares. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant. We are required to pay a dividend to the Preferred Holders (as defined below) as described elsewhere in this Offering Circular.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after the offering. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

The historical net tangible book value of our common stock as of December 31, 2017 was approximately $7,864,058 or $0.60 per share based upon shares of common stock outstanding on such date. Historical net tangible book value (deficit) per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding. On a pro forma basis, after giving effect to (i) the sale of shares common stock and notes through June 2018 and (ii) our acquisitions of  Dorman – Willis Motors, Inc., SDC of Florida, LLC and Legion ARB, LLC, our pro forma net tangible book value as of December 31, 2017 would have been $8,804,376 or $0.55 per share of our common stock. After giving further effect to our sale of the Shares offered in this offering at an assumed initial public at $4.00 per share, assuming all Shares are sold and after deducting estimated selling agent discounts and commissions and our estimated offering expenses, our pro forma, as adjusted net tangible book value as of December 31, 2017 would have been $14,804,376 or $0.85 per share. This represents an immediate increase in net tangible book value of $0.30 per share to our existing stockholders, and an immediate dilution in net tangible book value of $3.15 per share to new investors. The following table illustrates this per share dilution:

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions.

Percent of Shares sold	25%	50%	75%	100%
Sale of Shares @ $4.00 per Share	$1,500,000	$3,000,000	$4,500,000	$6,000,000
Sale of shares (number of Shares)	375,000	750,000	1,125,000	1,500,000
Net Tangible Book Value after the offering	$10,304,376	$11,804,376	$13,304,376	$14,804,37
Shares outstanding after the Offering	16,393,235	16,768,235	17,143,235	17,518,235

Offering price per share	$4	$4	$4	$4
Net Tangible Book value per share before the offering Pro-Forma Net Tangible Book value per share before the offering	$0.55	$0.55	$0.55	$0.55
Net Tangible Book Value per share after the offering	$0.63	$0.70	$0.78	$0.85
Net increase to the original shareholders	$0.08	$0.15	$0.23	$0.30
Decrease to investment to new shareholders	$3.37	$3.30	$3.22	$3.15
Dilution to new shareholders	84%	83%	81%	79%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 2, 2018, Legion SDC, LLC (“Legion SDC”), a newly formed subsidiary of Legion Builders, LLC (“Legion Builders”), a wholly owned subsidiary of Legion Capital Corporation entered into an addendum to its acquisition agreement, originally dated April 27, 2018, wherein it acquired all of the assets and certain liabilities of SDC. In exchange, Legion SDC (i) paid $500,000 to the existing owners of SDC, (ii) issued a note payable, due September 30, 2018 in the principal amount of $1,500,000, accruing interest at 12% per annum, to the existing owners of SDC, (iii) agreed to pay an additional $1 million by way of a mutually agreeable debt instrument or equity interest to the existing owners of SDC to be determined within 6 months of July 2, 2018, and (iv) issued a 49% equity interest in Legion SDC to the existing owners of SDC.

On July 2, 2018, Legion ARB, LLC (“Legion ARB”), a newly formed subsidiary of Legion Builders, entered into an addendum to its acquisition agreement, originally dated June 8, 2018, wherein it acquired all of the assets and certain liabilities of ARB. In exchange, Legion ARB (i) paid $200,000 to the existing owners of ARB, (ii) issued a note payable, due September 30, 2018, in the principal amount of $800,000, accruing interest at 12% per annum to the existing owners of ARB, (iii) issued a note payable, due June 8, 2019, in the principal amount of $3,500,000, accruing interest at 6% per annum to the existing owners of ARB, and (iv) issued a 49% equity interest in Legion ARB to the existing owners of ARB.

SDC and AR Bailey are under common control, therefore the acquisitions were accounted for as if they are a single acquisition.

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements, SDC and ARB’s historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of SDC and ARB and the related financing transactions.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017, give effect to these transactions as if they had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of December 31, 2017, gives effect to these transactions as if they had occurred on December 31, 2017.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical consolidated financial statements, which are included herein, and SDC and ARB historical information included herein.

Unaudited Pro Forma Condensed  Combined  Balance Sheet

  As of December 31, 2017

	Legion Capital Corporation	SDC / AR Bailey	Pro Forma Adjustments		Proforma

current assets:
Cash	$2,588,772	$116,437	$(700,000)	A.	$2,005,209
Receivables	541,287	859,632	-	B.	1,400,919
Notes receivable-current	2,761,959	-	-		2,761,959
Notes receivable-relatable party	20,328	-	-		20,328
Construction in progress	-	656,802	-		656,802
Total current assets	5,912,346	1,632,871	(700,000)		6,845,217

Property and equipment, net	13,860	318,584	-		332,444
Other intangible assets	87,549	-	-		87,549
Goodwill	-	-	7,367,479	B.	7,367,479
Assets held for sale	387,723	-	-		387,723
Notes receivable-long term	4,561,404	-	-		4,561,404
Total assets	$10,962,882	$1,951,455	$6,667,479		$19,581,816

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expense	$16,552	$728,153	$-		$744,705
Long-term note payable, current portion	460,000	-	6,800,000	D.	7,260,000
Deferred revenue	-	963,457	-		963,457
Total current liabilities	476,552	1,691,610	6,800,000		8,968,162

Long-term notes payable	2,147,000	1,486,716	(1,486,716)	C.	2,147,000
Loans from members	-	1,206,043	(1,206,043)	C.	-
Total liabilities	2,623,552	4,384,369	4,107,241		11,115,162

Shareholders’ equity (deficit)

Preferred Membership Units, 100% Preferred membership interest	6,708,783	-	-		6,708,783
Common stock, no par value, 100,000,000 shares authorized and 13,131,429 shares issued and outstanding at December 31, 2017	4,478,092	-	-		4,478,092
Additional paid in capital	2,891,058	-	-		2,891,058
Accumulated deficit	(5,738,603)	-			(5,738,603)
Member’s deficit	-	(2,432,914)	2,432,914	C.	-
Total Legion’s stockholders’ equity	8,339,330	(2,432,914)	2,432,914		8,339,330
NonControlling Interest	-	-	127,324		127,324
Total shareholders’ equity (deficit)	8,339,330	(2,432,914)	2,560,238		8,466,654

Total liabilities and shareholders’ equity	$10,962,882	$1,951,455	$6,667,479		$19,581,816

Unaudited Pro forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

	Legion Capital Corporation	SDC / AR Bailey	Adjustments		Proforma

Revenue	$1,080,667	$17,297,014	$-		$18,377,681

COGS and G&A Expenses	5,568,460	17,698,410	59,504	E.	23,326,374
Operating income (loss)	(4,487,793)	(401,396)	(59,504)		(4,948,693)

Other income (expense):
Interest expense	(173,524)	(195,948)	(486,000)	F.	(855,472)

Total other income (expense)	(173,524)	(195,948)	(486,000)		(855,472)

Income (loss) from continuing operations	(4,661,317)	(597,344)	(545,504)		(5,804,165)

Net income (loss)	$(4,661,317)	$(597,344)	$(545,504)		$(5,804,165)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of SDC/ARB combined net assets acquired and liabilities assumed and conformed the accounting policies of SDC/ARB to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 — Preliminary purchase price allocation

The following table shows the preliminary allocation of the purchase price for SDC/ARB to the acquired identifiable assets, liabilities assumed and pro forma goodwill:

Acquisition consideration	$7,500,000
Fair value of the noncontrolling interest	127,324
Total purchase price	7,627,324

Assets Acquired:
Cash and cash equivalents	116,437
Accounts receivable, net	859,632
Construction in progress	656,802
Property and equipment, net	318,584
Total identifiable assets	1,951,455

Liabilities Assumed:
Accounts payable	(728,153)
Accrued liabilities and other current liabilities	(963,457)
Total liabilities assumed	(1,691,610)

Total pro forma goodwill	$7,367,479

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet

A. - Reflects the amount of cash paid in the purchase price

B. - Reflects the preliminary estimate of goodwill, which represent the excess of the purchase price over the fair value of SDC/ARB’s identifiable assets acquired, liabilities assumed and noncontrolling interest.

C. - Reflects the Long-Term Note that the Company did not acquire with the acquisition

D. - Reflects the issuance of $6.8 million notes payable to finance the acquisition

Adjustments to the pro forma condensed combined statements of operations

E. - Reflects the additional depreciation expense for the acquisitions Property, plant and equipment

F. - Reflects the interest expense on the Notes Payable at 12% and 6% annum.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Our Business

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company is a holding company with multiple operating subsidiaries in the areas of real estate services, real estate, education, small business finance, transportation, management and marketing.

Our operating subsidiaries are:

●	Hilton Institute of Business: Hilton Institute is a small business education, training and coaching company that teaches, coaches and mentors entrepreneurs and small business owners on how to start and grow a business, increase sales and revenues, and more effectively build and manage their business. Hilton Institute offers, to small business owners and entrepreneurs a number of different training and coaching programs including:

1.	seminars and business boot camps.

2.	1 day and 3-day workshops.

3.	online, telephone and webinar coaching.

4.	CEO retreats and events.

●	Legion Funding, LLC. Legion Funding is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs including:

1.	A commission advance program for real estate professionals.

2.	Accounts receivable financing or factoring for small business owners and entrepreneurs.

3.	Unsecured and secured credit lines and other forms of direct lending and finance.

4.	Direct mortgage lending for real estate entrepreneurs.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance. Specifically, we provide management and consulting services to small and medium sized businesses and entrepreneurs on a fee basis.

●	Legion Marketing, LLC is a marketing company that provides marketing services to business owners and entrepreneurs. Specifically, we provide the following marketing services to business owners:

1.	Digital marketing and online media buying.

2.	Conventional media buying and design.

3.	Web and social media design and management.

4.	Marketing and sales consulting services.

●	Legion Select Holdings, LLC is an asset based commercial lender and holding company that owns and holds certain direct secured loans and other assets to small businesses and real estate developments, including secured loans on equipment, inventory, real estate and other similar loans.

●	Legion Automotive Group, LLC. Legion’s automotive portfolio was established in January 2018 with the acquisition of a privately-owned Chrysler dealership with a 40-year operating history.

In synergy with Legion Marketing and this business’s existing management and sales teams, Legion is looking to expand its automotive footprint regionally across the southeastern United States.

●	Legion Builders, LLC is an integrated development, construction and home building company based in Central Florida. Legion Builders is a residential construction and home building subsidiary of Legion Capital. It was formed to acquire a residential construction company SDC Construction and a residential home builder AR Bailey Homes. Such acquisitions were completed on July 2, 2018 and such companies are now subsidiaries of Legion Builders.

Results of operations

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Financial Income (Expenses), net

Our financial income for 2017 saw considerable growth due to fees derived from our advisory activity and interest income. Net Revenue for 2017 was $1,808,667 compared to $8,440 in 2016.

General and Administrative Expenses

Our general and administrative expenses for the year ended December 31, 2017 amounted to $5,568,460 compared to $824,489 for the year ended December 31, 2016. The increase was derived mainly from stock option-based payments, increases in marketing and business development expenses and from increased expenses associated with the hiring of new employees, and an increase in interest expenses and management fees.

Net Loss

As a result of the foregoing general and administrative expenses, and lack of sufficient revenues, our net loss for the year ended December 31, 2017 was $4,661,317 compared to net loss of $1,077,286 for the year ended December 31, 2016. The increase in net loss in 2017 compared to 2016 primarily resulted from stock option-based compensation.

Liquidity and Capital Resources

Since our inception, we have funded part of our operations primarily through direct private offerings of our equity and debt securities in the U.S.

As of December 31, 2017, we had cash and cash equivalents of $2,588,772 as compared to $1,813,778 as of December 31, 2016. This increase primarily resulted from private equity placements and long-term debt borrowing activity.

Net cash used in operating activities was -$1,935,361 for the year ended December 31, 2017 compared to -$1,087,798 for the year ended December 31, 2016. The increase in cash used in operating activities is a result of increased expenses as well as stock option compensation.

Net cash used in investing activities for the year ended December 31, 2017 was -$1,480,637 compared with net cash used in investing activities of -$22,267 for the year ended December 31, 2016 which was the result of Legion’s increased participation in new transactions.

We had positive cash flow from financing activities of $4,190,992 for the year ended December 31, 2017 compared to $2,917,000 for the year ended December 31, 2016. The cash flow from financing activities for the year ended December 31, 2017 was due to proceeds from notes payable, and private placement of Legion’s stock.

Application of Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles issued by the Financial Accounting Standards Board (“FASB”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this Annual Report on Form 1-K, we believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Expenses

Expenses are recognized as expenses when incurred.

Equity-based compensation

The Company accounts for its employees’ share-based compensation as an expense in the financial statements based on ASC 718. All awards are equity classified and therefore such cost is measured at the grant date fair value of the award. The Company estimates share option grant date fair value using the Black-Scholes option pricing model.

The expected volatility of the share prices reflects the assumption that the historical volatility of the share prices is reasonably indicative of expected future trends.

The Company has historically not paid dividends and has no foreseeable plans to pay dividends

OUR BUSINESS

Overview

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware, and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company is a holding company with multiple operating subsidiaries in the areas of education, small business finance, management and marketing.

Our operating subsidiaries are as follows:

●	Hilton Institute of Business: Hilton Institute is a small business education, training and coaching company that teaches, coaches and mentors entrepreneurs and small business owners on how to start and grow a business, increase sales and revenues, and more effectively build and manage their business.

●	Legion Funding, LLC. Legion Funding is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs such as commission advance, factoring, unsecured and secured credit lines and other forms of direct lending and finance.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance.

●	Legion Marketing, LLC is a marketing company that provides marketing services to business owners and entrepreneurs.

●	Legion Select Holdings, LLC is a holding company that holds certain direct loans and other assets of the Company, including loans on equipment, inventory, real estate and other similar loans. Legion Select Holdings, LLC also owns and manages certain businesses and business interests.

●	Legion Title, LLC. Legion Title, LLC is a title agency that provides title insurance and closing services for Legion transactions.

●	Legion Transportation Group, LLC. Legion Transportation Group, LLC is a holding company that owns and holds certain transportation related loans and assets, and manages certain transportation related businesses, including Dorman – Willis Motors, Inc., an automobile dealership, acquired on January 1, 2018.

●	Legion Builders, LLC. Legion Builders, LLC is an integrated development, construction and home building company based in Central Florida. Legion Builders is a residential construction and home building subsidiary of Legion Capital. It was formed to acquire a residential construction company SDC Construction and a residential home builder AR Bailey Homes. Such acquisitions were completed on July 2, 2018 and such companies are now subsidiaries of Legion Builders..

Contribution Agreement and LLC Operating Agreement

On November 30, 2017 Legion Select Holdings, LLC (“Legion Holdings”) was formed and acquired the assets of Legion Select Venture Fund, LLC pursuant to a Contribution Agreement. Legion Select Venture Fund, LLC received a preferred stock interest in Legion Holdings (the “Preferred Interest”) and an in initial Capital Account balance in the amount of $6,708,783 in Legion Holdings (the “Preferred Capital Account Balance”). Legion Capital Corporation is the manager (the “Manager”) and the holder of a common interest in Legion Holdings equating to 75% of the voting power of Legion Holdings (the “Common Interest”).

Except as otherwise provided in the Legion Holding Operating Agreement, the Manager, in its sole discretion, shall determine whether to make distributions to the members. In the event that any distributions are made prior to the expiration of the 5 year operating period beginning on the date of formation of Legion Holdings (the “Wind-Up Period”), such distributions are required to be paid out to the Manager and the members as follows: (1) to the Preferred Owners, in an amount equal to 12% per annum of their unpaid Preferred Capital Account Balance (the “Preferred Dividend”); (2) to the Manager, in an amount equal to 2% per annum on the unpaid aggregate capital account balance of Legion Holdings, payable monthly, in arrears (the “Management Fee”); and (3) thereafter, pro-rata, 75% to the holders of the Common Interest and 25% to the holders of the Preferred Interest. In the event that any distributions are made after the commencement of the Wind-Up Period, all distributions made by Legion Holdings are required to be paid out as follows: (1) to the Manager, in an amount equal to the unpaid and accrued Management Fees; (2) to pay off the Preferred Capital Account Balance (and any other capital account balance that exists at such time); (3) to the Preferred Owners in an amount equal to the unpaid Preferred Dividend and (4) thereafter, pro-rata, 75% to the holders of the Common Interest and 25% to the holders of the Preferred Interest. Upon a liquidation or dissolution of Legion Holdings, assets shall be paid out as follows: (1) to Legion Holdings’ creditors; (2) to the Manager, in an amount equal to the unpaid and accrued Management Fees; (3) to pay off the Preferred Capital Account Balance (and any other capital account balance that exists at such time); (4) to the Preferred Owners in an amount equal to the unpaid Preferred Dividend and (5) thereafter, pro-rata, 75% to the holders of the Common Interest and 25% to the holders of the Preferred Interest.

Acquisition Agreements

On July 2, 2018, Legion SDC, LLC (“Legion SDC”), a newly formed subsidiary of Legion Builders, entered into an acquisition agreement wherein it acquired all of the assets and certain liabilities of SDC of Florida, LLC (“SDC”). In exchange, Legion SDC (i) paid $500,000 to the existing owners of SDC, (ii) issued a note payable, due September 30, 2018, in the principal amount of $1,500,000, accruing interest at 12% per annum to the existing owners of SDC (iii) agreed to pay an additional $1 million by way of a mutually agreeable debt instrument or equity interest to the existing owners of SDC; to be determined within 6 months of July 2, 2018 and (iv) issued a 49% equity interest in Legion SDC to the existing owners of SDC.

On July 2, 2018, Legion ARB, LLC (“Legion ARB”), a newly formed subsidiary of Legion Builders, entered into an acquisition agreement wherein it acquired all of the assets and certain liabilities of A.R. Bailey Homes, LLC (“ARB”). In exchange, Legion ARB (i) paid $200,000 to the existing owners of ARB, (ii) issued a note payable, due September 30, 2018, in the principal amount of $800,000, accruing interest at 12% per annum to the existing owners of ARB, (iii) issued a note payable, due July 2, 2019, in the principal amount of $3,500,000, accruing interest at 6% per annum to the existing owners of ARB and (iv) issued a 49% equity interest in Legion ARB to the existing owners of ARB.

Secured Promissory Note – Delta Aggregate LLC and Delta Materials LLC

On January 12, 2017, Legion Select entered into a promissory note with Delta Aggregate LLC, and Delta Materials LLC (collectively “Delta”), for the benefit of Legion Select in the amount of $1.6 million (the “Promissory Note”). The Promissory Note was amended on April 7, 2017 to reflect a total amount owed of $2 million. The Promissory Note was amended and restated on April 7, 2017. Under the terms of the Promissory Note, Legion Select also acquired a 15% interest in Delta. Legion Select contributed this Promissory Note to Legion Holdings.

On February 16, 2018, the parties entered into a settlement agreement, loan amendment and membership buyout agreement whereby Delta agreed to buy 100% of Legion’s ownership interest in Delta for the total sum of $4 million effective as of February 16, 2018. The parties amended the security agreement to reflect the $4 million amount. The interest bears at a rate of 8% annually and the loan’s maturity date is June 30, 2019. If Delta pays Legion Select a minimum loan principal paydown of no less than $2 million on or before September 16, 2018, Legion Select will reduce the principal amount owed Legion to $3.3 million and further amend the loan to provide monthly interest only financing on the remaining principal with all unpaid interest principal being due on or before December 31, 2019.

Security Agreement – Moretti Yachts, Inc. and Miami Waterways, LLC

On March 8, 2017, Legion Select Venture Fund, LLC (“Legion Select”) entered into a security agreement and related transaction documents with Moretti Yachts Inc. and Miami Waterways, LLC (“Borrower”) for a promissory note for the benefit of Legion in the amount of $840,000 (the “Promissory Note”). On May 31, 2017, the parties executed an amended promissory note to the amount of $882,000 and on September 14, 2017 amended the Promissory note to the amount of $908,570. On March 27, 2018, Legion Select Holdings, LLC (“Legion Select”) as assignee for Legion entered into an amended and restated loan agreement with Borrower and Joseph Moretti where Legion Select assigned it right to acquire 100% of the membership rights in Specialized Yacht Sales, LLC to the Borrower. The new principal loan balance is $1,354,918.33 which is due and payable in full or on or before December 31, 2018.

The loan bears at an interest rate of 12% per year and is due and payable in full or on or before December 31, 2018. The loan is secured by a lien on assets of the Borrower.

The Promissory Note contains customary representations and warranties. The Promissory Note also contains covenants with respect to the maintenance of the collateral secured in the Promissory Note and types of insurance that must be maintained by Borrower.

Security Agreement – US Aviation Corp.

On February 15 , 2017, Legion Select Venture Fund, LLC and Legion High Yield Mortgage Fund I, LLC (collectively “Legion”) entered into a security agreement and related transaction documents with US Aviation Corp. for a promissory note for the benefit of Legion in the original principal amount of $1 million (collectively the “Security Agreement”). The principal amount was amended to $1.03 million on May 12, 2017, amended to $1.365 million on June 14, 2017, amended to $1.53 million on July 6, 2017 and amended to $1.86 million on September 21, 2017. The Security Agreement is secured by collateral in the form of three airplanes, including all assets, business contracts or accounts receivable related to the charter use thereof. Legion Select contributed this Security Agreement to Legion Holdings.

The note bears at 25% simple annual interest and the entire principal balance, plus any accrued and unpaid interest, shall be due and payable in full on December 31, 2018.

The Security Agreement contains customary representations and warranties and covenants with respect to the maintenance of the collateral secured in the Security Agreement.

Security Agreement - Nona Invest

On December 21, 2017, Legion Capital Corporation (“Legion”) entered into a mortgage and security agreement with Nona Invest, LLC, (“Nona”) for a promissory note for the benefit of Legion in the original principal amount of $4 million (the “Security Agreement”). Nona has granted Legion interest in certain property and assets in exchange for the loan, including development rights. In connection with the Security Agreement, the parties also executed a construction loan agreement further defining the relationship and properties that are encumbered by the note.

The note bears at a 10% interest rate for the first twelve months and 12% for the remaining term of the loan. The note shall mature on December 31, 2020.

The Security Agreement contains customary representations and warranties, covenants with respect to the maintenance of the collateral secured in the Security Agreement and requirements for certain insurance policies.

Security Agreement – LMTH LLC

On February 16, 2018, we entered into a mortgage and security agreement with LMTH LLC (“LMTH”), for a promissory note for the benefit of Legion in the original principal amount of $3 million (the “Security Agreement”). LMTH has granted us an interest in certain property and assets in exchange for the loan. Additionally, the owner of LMTH has personally guaranteed the loan to Legion.

The note bears at an 8% interest rate for 24 months. The note matures on February 16, 2020 at which point the entire remaining principal balance along with all unpaid fees, costs and interest accrued shall be paid in full.

The Security Agreement contains customary representations and warranties, covenants with respect to the maintenance of the collateral secured in the Security Agreement and requirements for certain insurance policies.

Security Agreement – Marsan

On February 2, 2018, Legion Capital Corporation (“Legion”) entered into a mortgage and security agreement and related transactions with BBHRG Holdings at Little Lake Hamilton, LLC and Better Built Homes Residential Group, LLC, (collectively the “Borrower”) for a promissory note in the principal sum of $2.3 million (the “Security Agreement”). The Borrower has granted Legion an interest in certain property and assets in exchange for the loan and BellaViva at Harmony, LLC (“BellaViva”) has guaranteed the loan. On February 28, 2018, BellaViva agreed to spread the lien of the mortgage to real property owned by BellaViva in addition to the real property owned by the Borrower.

The note bears at an 8% interest rate for 24 months. The note matures on February 1, 2020 and the entire remaining principal balance, along with all unpaid fees, costs, and interest shall be paid in full on the maturity date.

The Security Agreement contains customary representations and warranties, covenants with respect to the maintenance of the collateral secured in the Security Agreement and requirements for certain insurance policies.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
James S. Byrd, Jr.	59	Chairman, Chief Executive Officer and Director
Joseph B. Hilton	50	President
Douglas S. Hackett	54	Chief Marketing Officer
Paul Carrazzone	60	Senior Vice President, Chief Operating Officer and Director
Frank P. Engel	70	Director
Chad Barton	64	Director
Luisa Ingargiola	51	Director

James S. Byrd, Jr (Chairman & CEO) Jim is a veteran corporate and securities attorney and venture capital executive. He has built, advised and managed companies, from start up to publicly trading companies in his 30-year career. He has been the Chairman, CEO and Director of numerous private and public companies, including Vice Chairman of Success Magazine, N.Y. (1998-2000). Jim graduated from Florida State University with a B.S, in 1981 and a J.D. in 1985. During the past 5 years, Jim has held the following positions.:

Legion Capital Corp. – Chairman and CEO – 2015-Present

Byrd & Byrd, PL - law firm – Partner/Owner 2012-2014

James S. Byrd, PA - law firm 2014 – Present – Owner

Engage Mobility, Inc., - mobile technology company - 2012 – 2015 – Chairman and CEO

Jim has been a director of the above listed companies during the past 5 years.

Joseph B. (“Brad”) Hilton (President) Brad is the Grandson of iconic American Hotelier Conrad Hilton and the former head of Hilton Hotels Information Technology Group. Brad is also a noted philanthropist through his involvement in the Hilton Foundation. During the past 5 years Brad has held the following positions.

Legion Capital Corp. – President – 2016-Present

Gains, LLC - consulting and venture group – 2012-Present – President

Blue Diamond Technologies – technology company – Chief Strategy Officer – 2012-Present

E-Corridor – technology company - Owner – 2012-Present

Brad has been a director of the above listed companies during the past 5 years.

Douglas (Shane) Hackett (CMO) Shane is a 25-year media, marketing and public company executive. Shane is known as a direct marketing expert having founded, built and managed multiple broadcast, technology, marketing and training companies. He is the current Chairman of the Board at Market Leverage. Shane has also owned multiple radio stations and was the producer and creator of “Baseball Sunday with Joe Garagiola,” “Football Sunday” and “NBA Basketball Sunday.” Shane graduated from William Jewell College with a B.A. degree in 1986. Shane has held the following positions in the last 5 years.

Legion Capital Corp. – CMO – 2015 – Present

Engage Mobility – President – 2012 – 2015

Market Leverage, LLC – marketing company – Chairman - 2012-Present

Heartland Soccer Association – Soccer Association - Director – 2012 – Present

Shane has been a director of the above listed companies during the past 5 years.

Paul Carrazzone has served as our Senior Vice President and Chief Operating Officer since December 2017. Prior thereto, he served as a private investor and consultant. He graduated from the College of William and Mary in 1980 with a B.A. in economics.

Frank P. Engel  Dr. Engel created the Inter-National Research Institute (“INRI”) in 1983 after working for eight years with Daniel H. Wagner, Associates as Vice President in mathematical research. INRI grew to 560 personnel in 9 offices worldwide when it was sold to Northrop Grumman for $55 million in 1998. Dr. Engel was elevated to Corporate Vice President working across the three legacy segments of Northrop Grumman (aircraft, electronics, and software systems).

In 2000, Dr. Engel retired to work in a sequence of startup companies. Dr. Engel was also one of the architects of the US Golf Association (USGA) current handicapping system, the Course Rating and Slope System (1978 – 1994), and continues as Chairman of the Handicap Research Team of the USGA and as Chairman of the World Handicap System Research Team for the USGA and R&A of England.

Presently Dr. Engel is based in Orlando, FL and provides fiscal strategic planning to small and growing businesses. Dr. Engel has served on the board of directors of the following companies: Friendly Software (2001-2009), UroSolutions (2001-2007), Bluestone Logic Inc. (2011-Present) and Polk County Land Partners (2015-Present). Since 2017, he is the Manager of MRG Site Construction LLC.

Chad Barton Chad is the founder and Chairman of American Builders Supply, a company he founded in 1995. American Builders Supply is a manufacturing company with over 10 locations throughout Florida. Chad began his career in law enforcement as a Crime Scene Investigator in Miami and later transferred to Central Florida, where he retired as a detective sergeant. He founded White Tiger Spirits Corporation in 1994, which produced, bottled and imported vodka into the U.S. and Europe.

Luisa Ingargiola Luisa has a diverse experience in capital markets with public companies, having served as chief financial officer or Audit Chair for a number of companies in various industries. She is currently the Chief Financial Officer of Avalon GloboCare, a leading biotech health care company.  Luisa also serves as a Director and Audit Chair of FTE Networks (NYSE:FTNW), a leading network infrastructure solutions company that has significant operations in construction management.  She also serves as Director and Audit Chair of Electra Meccanica (NASDAQ:SOLO), a designer and manufacturer of electric vehicles.

Family Relationships

There are no family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board for further consideration.

Term of Office

Officers hold office until his or her successor is elected and qualified. Directors are appointed to serve for one year until the meeting of the Board following the annual meeting of stockholders and until their successors have been elected and qualified.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, we believe that we will have three (3) independent director: Dr. Engel, Mr. Barton, and Ms. Ingargiola. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements. Upon listing on NASDAQ, however, we will be subject to the exchange’s director independence requirements.

Committees of the Board

Upon the consummation of this Offering, the Company’s Board will have three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each committee will be solely comprised of, and chaired by, independent directors, each of whom the Board has affirmatively determined is independent pursuant to the NASDAQ listing rules. Each of the committees operates pursuant to its charter. The committee charters are reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the chairs of the other committees, the Nominating and Corporate Governance Committee proposes revisions to the charters. The responsibilities of each committee are described in more detail below.

Audit Committee

The Audit Committee, among other things, will be responsible for:

●	appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;

●	reviewing the internal audit function, including its independence, plans, and budget;

●	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

●	reviewing our internal controls with the independent auditor, the internal auditor, and management;

●	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

●	overseeing our financial compliance system; and

●	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under SEC rules and NASDAQ listing rules. The Board will adopt a written charter setting forth the authority and responsibilities of the Audit Committee. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Mr. Brady meets the qualifications of an Audit Committee financial expert.

The Audit Committee will consist of Mr. Barton, Dr. Engel, and Ms. Ingargiola. Ms. Ingargiola will chair the Audit Committee. We believe that, after consummation of this Offering, the functioning of the Audit Committee will comply with the applicable requirements of the rules and regulations of the NASDAQ listing rules and the SEC.

Compensation Committee

 The Compensation Committee will be responsible for:

●	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;

●	overseeing and administering the Company’s executive compensation plans, including equity-based awards;

●	negotiating and overseeing employment agreements with officers and directors; and

●	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

The Board will adopt a written charter setting forth the authority and responsibilities of the Compensation Committee.

The Compensation Committee will consist of Mr. Barton, Dr. Engel, and Ms. Ingargiola. Mr. Barton will serve as chairman of the Compensation Committee. The Board has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to compensation committee members under SEC rules and NASDAQ listing rules. The Company believes that, after the consummation of the Offering, the composition of the Compensation Committee will meet the requirements for independence under, and the functioning of such Compensation Committee will comply with, any applicable requirements of the rules and regulations of NASDAQ listing rules and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, will be responsible for:

●	reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;

●	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees and the Board as a whole;

●	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise and experience, including diversity considerations, for the full Board and each committee;

●	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

●	reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;

●	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

●	overseeing the Company’s compliance program, including the Code of Conduct; and

●	overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

The Board of Directors will adopt a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee.

The Nominating and Corporate Governance Committee will consist of Mr. Barton, Dr. Engel, and Ms. Ingargiola. The Company’s Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of the NASDAQ listing rules.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

Executive Compensation

Name and Principal Position	Year Ended	Salary ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James S. Byrd, Jr/CEO/Chairman	2017	$146,000	0	0	146,000
Douglas S. Hackett/CMO	2017	$146,000	0	0	146,000
Joseph B. Hilton/President	2017	80,000	0	0	80,000

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Director Compensation

For the year ended December 31, 2017, our Directors were Jim Byrd, Shane Hackett and Brad Hilton. No compensation was paid to any Director for acting as a Director. We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2017, we had 2,503,067 million stock options outstanding in favor of BGA Holdings, LLC (managed by Joseph B. Hilton). These options are fully vested, and have a strike price as follows:

1,503,067 at $1 per share, 10 year term, such stock options are subject to a 5 year lock up agreement with certain provisions for limited sale or exercise during such period of time.

500,000 at $1.25 per share, 10 year term

500,000 at $1.75 per share, 10 year term

RELATED PARTY TRANSACTIONS

On November 30, 2017 Legion Select Holdings, LLC acquired the assets of Legion Select Venture Fund, LLC, the “Fund”), a Fund managed by James Byrd, Joseph Hilton and Shane Hackett in exchange for the Preferred Interest and Preferred Capital Account Balance in Legion Select Holdings, LLC in the amount of $6,708,783.

On December 28, 2016, Legion Select Venture Fund, LLC entered into asset purchase agreement, to acquire all assets of SOS Network, Inc. As of March 21, 2017, Hilton Institute of Business, a wholly owned subsidiary of the Company, paid a total of $475,730 to the Fund for 100% of the assets of the SOS business and the Fund retained no interest in these assets.

On August 10, 2017, Hilton sold a portion of the SOS assets (a portion of accounts receivable only) back to SOS for the purchase of price of $479,000 through the issuance of a twelve (12) month Promissory Note from SOS to Hilton, which note bears interest at a rate of 12% per annum. Hilton retained the inventory, online learning platform and database it originally acquired from the Fund.

Since the Managers of the Fund Manager are the same as the Board of Directors of the Company, this transaction is a “related party transaction” as that term is defined in Item 404 of Regulation S-K. As such, this transaction could represent a possible conflict of interest by persons who are officers or directors of the Company.

The Company leases its office under a month to month lease with a company controlled by the Company CEO, for monthly payments of $8,299 plus sales tax.

For the year ended December 31, 2017, marketing fees from a related company was Legion’s largest source of revenue, representing approximately 24% of Legion’s total revenues.

The Company had a 10% note receivable, due on demand, with an executive of the company for $20,328.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of July 2, 2018, based on 16,052,435 shares outstanding on such date, by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering	Percentage of Common Stock Beneficially Owned Prior to Offering	Percentage of Common Stock Beneficially Owned After Offering (assuming all Shares are sold)
Legion Capital Partners (James Byrd, Shane Hackett and Paul Carrazzone principal owners) (1)	10,000,000	62%	55%
Joseph Hilton (2)	2,503,067	13%	12%
Frank P. Engel (3)	50,000	*	*
Chad Barton (4)	50,000	*	*
Luisa Ingargiola (5)	50,000	*	*
Total of Officers and Directors as a Group	12,653,067	79%	71%

(1) Legion Capital Partners (“LCP”) is owned by three officers of the Company:

James Byrd, Chairman and CEO

301 E. Pine St., Ste. 850, Orlando, Fl. 32801

Mr. Byrd (or his entity) owns 40% of LCP and therefore indirectly owns and controls 4 million shares

Douglas Hackett, Director and CMO

301 E. Pine St., Ste. 850, Orlando, Fl. 32801

Mr. Hackett (or his entity) owns 40% of LCP and therefore indirectly owns and controls 4 million shares

Paul Carrazzone, Senior Vice President

301 E. Pine St., Ste. 850, Orlando, Fl. 32801

Mr. Carrazzone (or his entity) owns 20% of LCP and therefore indirectly owns and controls 2 million shares

(2) Includes the following options owned by BGA Holdings, LLC, an entity managed by Joseph B. Hilton, all of which are exercisable:

1,503,067 at $1.00 per share, 10 year term, such stock options are subject to a 5 year lock up agreement with certain provisions for limited sale or exercise during such period of time.

500,000 at $1.25 per share, 10 year term

500,000 at $1.75 per share, 10 year term

(3) Mr. Engel was granted the following stock options on August 1, 2018:

50,000 options exercisable at $4.00 per share, vested immediately, with a 5 year term.

50,000 options exercisable at $4.50 per share, vested pro-rata over a 2 year term, with a 5 year term.

100,000 options exercisable at $5.00 per share, vested pro-rata over a 2 year term, with a 5 year term.

(4) Mr. Barton was granted the following stock options on August 1, 2018:

50,000 options exercisable at $4.00 per share, vested immediately, with a 5 year term.

50,000 options exercisable at $4.50 per share, vested pro-rata over a 2 year term, with a 5 year term.

100,000 options exercisable at $5.00 per share, vested pro-rata over a 2 year term, with a 5 year term.

(5) Ms. Ingargiola was granted the following stock options on September 5, 2018:

50,000 options exercisable at $4.00 per share, vested immediately, with a 5 year term.

50,000 options exercisable at $4.50 per share, vested pro-rata over a 2 year term, with a 5 year term.

50,000 options exercisable at $5.00 per share, vested pro-rata over a 2 year term, with a 5 year term.

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this Offering Circular is a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0 and 0 shares of preferred stock for zero par value. As of the date of this Offering Circular, there are 16,052,435 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock: Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the common shares cannot determine solely, the election of our directors, or any other matters. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to pro-rata share in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock: We have no preferred stock authorized or issued.  Our subsidiary, Legion Select Holdings, LLC, has $6,708,783 of preferred membership units outstanding. Such Preferred Interest has the preferences as noted under “Business – Contribution Agreement and LLC Operating Agreement.”

Options and Warrants

●

We have 2,503,067 stock options outstanding in favor of BGA Holdings, LLC (an entity managed by Joseph B. Hilton). These options are fully vested, and have a strike price as follows:

1,503,067 at $1 per share, 10 year term, such stock options are subject to a 5 year lock up agreement with certain provisions for limited sale or exercise during such period of time.
500,000 at $1.25 per share, 10 year term
500,000 at $1.75 per share, 10 year term

The options to Mr. Hilton and his company were granted in consideration of the cancellation of 2 million shares originally allocated to Mr. Hilton’s company BGA Holdings, LLC. The issuance of said 2 million shares was canceled by agreement of the parties.

●	We have warrants to purchase 50,000 shares of common stock at an exercise price of $3.75. Such warrants expire in June 2023.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is ClearTrust, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.  We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have 17,552,435 outstanding shares of common stock if we complete the maximum offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 181,459 shares immediately after this offering, assuming minimum offering size; or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

●	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Engagement Agreement with the Selling Agent

We are currently party to an engagement agreement with the Selling Agent. The term of the offering began on the date of this Offering Circular and will continue until December 31, 2018, unless one of the following events occurs prior to December 31, 2018 (the “Termination Date”), in which case the engagement agreement would be terminated early:

●	we or the Selling Agent terminate the agreement for any reason upon at least 10 days written notice; or

●	we decide not to proceed with the Offering or withdraw any offering statement submitted to or filed with the SEC.

Offering Expenses. We are responsible for all Offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of Offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including Financial Industry Regulatory Authority (“FINRA”) and state blue sky filing fees; (iv) all of the legal fees related to FINRA clearance; and (v) transportation, accommodation, and other roadshow expenses (which will be pre-approved by us. We have agreed to reimburse the Selling Agent for its legal costs of $35,000, $5,000 of which has been paid. The Selling Agent is also entitled to receive $30,000 toward its non-accountable expense allowance, including $20,000 which has been paid by us and $10,000 which will be paid at the first Closing.

Reimbursable Expenses in the Event of Termination. In the event the Offering does not close or the engagement agreement is terminated for any reason, we have agreed to reimburse the Selling Agent for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements.

Selling Agent Commission. We have agreed that the definitive selling agency agreement will provide for us to pay a commission of eight percent (8.0%) of the gross proceeds received by us in the Offering, which shall be allocated by the Selling Agent to members of the selling group and soliciting dealers in its sole discretion.

Selling Agent Warrants

Upon each closing of this Offering, we have agreed to issue Selling Agent Warrants to the Selling Agent to purchase a number of shares of the Common Stock equal to three percent (3%) of the total shares of the Common Stock sold in such closing. The Selling Agent Warrants will be exercisable for five years after such date. The Selling Agent Warrants are not redeemable by us. The exercise price for the Selling Agent Warrants will be the amount that is 125% of the public offering price, or $5 per share.

The Selling Agent Warrants and the Common Stock underlying the Selling Agent Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Selling Agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Selling Agent Warrants or the Common Stock underlying the Selling Agent Warrants, nor will the Selling Agent or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Selling Agent Warrants or the underlying shares for a period of 180 days from the applicable closing, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any underwriter or selected dealer participating in the Offering and their officers or partners if the Selling Agent Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Selling Agent Warrants will provide for adjustment in the number and price of the Selling Agent Warrants and the shares underlying such Selling Agent Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us. The Selling Agent Warrants are also exercisable on a cashless basis. In addition, the Selling Agent Warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the Offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Selling Agent Warrants other than underwriting commissions incurred and payable by the holders.

Lock-Up Agreements

Except as provided below, we and our officers, directors, and more than 5% holders of our Common Stock as of the qualification of the Offering Statement and holders of the Private Placement Shares have agreed, or will agree, with the Selling Agent, subject to certain exceptions, that, without the prior written consent of the Selling Agent, we and they will not, directly or indirectly, during the period ending 180 days after the date of the final closing of the Offering:

(a)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

(b)	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued in connection with portfolio acquisitions, pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Exchange Listing

We have applied to the Nasdaq Capital Market to list shares of our Common Stock under the symbol “LEGN.” Our Common Stock will not commence trading on NASDAQ until each of the following conditions are met: (i) the Offering is terminated; and (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A; and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the Offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the Offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock on NASDAQ.

Pricing of the Offering

Prior to the Offering, there has been no public market for the Shares. The initial public offering price was determined by negotiation between us and the Selling Agent. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available to the Selling Agent;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by the Selling Agent and us.

Indemnification and Control

We have agreed to indemnify the Selling Agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Selling Agent and its affiliates and controlling persons may be required to make in respect of these liabilities.

The Selling Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Selling Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Selling Agent

In the ordinary course of their various business activities, the Selling Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Selling Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange

As set forth in Title IV of the JOBS Act, there are no limits on how many shares an investor may purchase if the Offering results in a listing of our Common Stock on the NYSE American or other national securities exchange. The following would apply only if we are unable to obtain a listing on a national securities exchange and we seek for our Common Stock to trade on a platform of the OTC Markets.

Generally, in the case of trading on the over-the-counter markets, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “How to calculate your net worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

●	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

●	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

●	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

●	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Delaware or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

●	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

●	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

●	You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

●	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or after the date that the Offering is qualified by the SEC and will terminate on the Termination Date.

An offering circular in electronic format may be made available on the websites maintained by the Selling Agents, or selling group members, if any, participating in the offering. The Selling Agent may agree to allocate a number of shares to Dealers. Dealers shall settle the transaction with the Selling Agent through DTC on closing. In the event that we do not qualify or list on the NASDAQ or another National Securities Exchange after the Offering, Dealers who are unable to participate in an over the counter security may withdraw their subscriptions prior to closing.

Acceptance of Subscriptions. At Closing, the Selling Agent and the Dealers will represent to us that they know their customers who are subscribers in the Offering and that each of them comply with Rule 251 of Regulation A and/or they are accredited investors. Based upon these representations from the Selling Agent and the Dealers, we will accept subscriptions from them with payment and delivery of shares to occur at closing.

Under Rule 251 of Regulation A, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). In addition, non-accredited, natural person investors may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this Offering.

In order to purchase the shares in this Offering and prior to the acceptance of any funds from an investor, an investor will be required to represent that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by James S. Byrd, PA. Sheppard, Mullin, Richter & Hampton, LLP, is acting as legal counsel to the company for securities and exchange listing matters. Morse and Morse, PLLC is acting as counsel to the selling agent.

EXPERTS

The financial statements of Legion Capital Corporation as of December 31, 2017 and 2016 and for each of the years then ended included in this Offering Circular, have been so included in reliance on the report of Soles, Heyn & Company, LLC, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Legion Capital Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Legion Capital Corporation and Subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017 and 2016, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017 and 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that our audits provide a reasonable basis for our opinion.

/s/ Soles, Heyn & Company, LLC

Soles, Heyn & Company, LLC

We have served as the Company’s auditor since 2018.

West Palm Beach, Florida

April 30, 2018

F-2

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of December 31,
	2017	2016

Assets
Current assets:
Cash	$2,588,772	$1,813,778
Other receivables	541,287	0
Notes receivable-current	2,761,959
Notes receivable-related party	20,328
Prepaid expenses and other current asset	0	7,412

Total current assets	5,912,346	1,821,190

Property and equipment, net	13,860	4,481
Other intangible assets	87,549	12,715
Assets held for sale	387,723	4,330

Notes receivable-long term	4,561,404	0

Total assets	$10,962,882	$1,842,716

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$16,552	$12,002
Long-term note payable, current portion	460,000	0

Total current liabilities	476,552	12,002

Long-term notes payable	2,147,000	1,072,000

Total liabilities	2,623,552	1,084,002

Shareholders’ equity

Preferred Membership Units, 100% Preferred membership interest	6,708,783	-
Common stock, no par value, 100,000,000 shares authorized and 13,131,429 and 11,799,500 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	4,478,092	1,801,000
Deferred stock compensation	-	(49,000)
Additional paid in capital	2,891,058	84,000
Accumulated deficit	(5,738,603)	(1,077,286)
Total shareholders’ equity	8,339,330	758,714

Total liabilities and shareholders’ equity	$10,962,882	$1,842,716

See accompanying notes to consolidated financial statements

F-3

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended	Year Ended
	December 31, 2017	December 31, 2016

Net revenue	$1,080,667	$8,440
General and administrative expenses	5,568,460	824,489
Operating loss	(4,487,793)	(816,049)

Other income (expense):
Interest expense	173,524	8,825

Total other income (expense)	173,524	8,825

Loss from continuing operations	(4,661,317)	(824,874)
Loss from operations of discontinued operations	-	(252,412)

Net loss	$(4,661,317)	$(1,077,286)

See accompanying notes to consolidated financial statements

F-4

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Preferred		No par value		Deferred	Additional
	Membership Units		Common Stock		Stock	Paid-	Accumulated
	Shares	Amount	Shares	Amount	Compensation	In Capital	Deficit	Total
December 31, 2015	-	-	-	$-	$-	$-	$-	$-

Shares issued for cash	-	-	847,500	847,500	-	-	-	847,500

Shares issued to officers	-	-	10,800,000	6,500	-	-	-	6,500

Shares issued for cash	-	-	952,000	952,000	-	-	-	952,000

Options issued to officer	-	-	-	-	(49,000)	84,000	-	35,000

Cancellation of shares issued to officer	-	-	(800,000)	(5,000)	-	-	-	(5,000)

Net loss	-	-	-	-	-	-	(1,077,286)	(1,077,286)
Balance - December 31, 2016	-	-	11,799,500	$1,801,000	$(49,000)	$84,000	$(1,077,286)	$758,714

Shares issued for cash	-	-	2,270,421	2,677,092	-	-	-	2,677,092

Shares Canceled			(938,492)
Stock to be issued	-	-	-		-		-	-

Stock compensation-Options	-	-	-	-	49,000	2,828,158	-	2,877,158

Other						(21,100)		(21,100)
Preferred membership units for notes receivable		6,708,783	-	-	-	-	-	6,708,783

Net loss	-	-	-	-	-	-	(4,661,317)	(4,661,317)
Balance - December 31, 2017	-	6,708,783	13,131,429	$4,478,092	$-	$2,891,058	$(5,738,603)	8,339,330

See accompanying notes to consolidated financial statements

F-5

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended	Year ended
	December 31, 2017	December 31, 2016

Operating activities
Net loss	$(4,661,317)	$(1,077,286)
Loss on Disposition of assets pertaining to Discontinued Operations	$-	$79,681
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	8,123	4,156
Non cash compensation	49,000	(49,000)
Allowance for credit losses	370,000	-
Stock Compensation-Option	2,828,158	-
(Increase) decrease in:
Other receivable	(541,287)	-
Prepaid expenses and other current asset	7,412	(39,637)
Increase (decrease) in:
Accounts payable and accrued expenses	4,550	12,703
Net cash used in operating activities	(1,935,361)	(1,087,798)

Investing activities
Property and equipment acquisitions	(17,502)	(5,222)
Assets held for sale	(383,393)	(4,330)
Intangible assets	(87,549)	(12,715)
Notes receivable – related party	(20,328)
Investment in notes receivables	(1,343,000)
Collections on notes receivables	371,135
Net cash used in investing activities	(1,480,637)	(22,267)

Financing activities
Other	(21,100)	66,000
Proceeds from notes payable	1,535,000	1,050,000
Proceeds from issuances of common stock	2,677,092	1,801,000
Net cash provided by financing activities	4,190,992	2,917,000

Net increase in cash	774,994	1,806,935

Cash - beginning	1,813,778	6,843
Cash - ending	$2,588,772	$1,813,778

Supplemental cash flow information:
Cash paid for interest	$173,524	$3,568
Cash paid for income taxes	$-	$-
Preferred membership units (subsidiary) for notes receivable	$6,708,783	$-

See accompanying notes to consolidated financial statements

F-6

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

As of January 1, 2017, all venture funds, including Legion High Yield Mortgage Fund I, LLC, Legion Select Venture Fund, LLC, and the LLC managers thereof, were sold and are no longer subsidiaries of the Company. For the year ended December 31, 2017, there was effectively no gain or loss from this transaction. The operations of the venture funds have been presented as discontinued operations.

As of February 28, 2017, Legion Wealth Advisors, LLC was sold and transferred to Paul Pfeifer, CEO thereof, and is no longer a subsidiary of the Company. For the year ended December 31, 2017, there was effectively no gain or loss from this transaction. The operations of the venture funds have been presented as discontinued operations.

Therefore, as of March 1, 2017, the Company is no longer a Registered Investment Advisor or Fund Manager, and is now a holding company with operating subsidiaries as follows:

●	Hilton Institute of Business: Hilton Institute is a small business education, training and coaching company that teaches, coaches and mentors entrepreneurs and small business owners on how to start and grow a business, increase sales and revenues, and more effectively build and manage their business.

●	Legion Funding, LLC. Legion Funding is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs such as commission advance, factoring, unsecured and secured credit lines and other forms of direct lending and finance.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance.

●	Legion Marketing, LLC is a marketing company that provides marketing services to portfolio companies and business units owned by the Company, as well as to third party companies on a fee or project basis.

●	On April 5, 2017, the Company incorporated a subsidiary Legion Title, LLC, a Florida Limited Liability Company, for the purpose of providing title and closing services for real estate and other transactions.

●	In November 2017, the Company formed Legion Select Holdings, LLC to own and hold certain secured notes receivable and business assets, and certain secured notes and business interests in exchange for the issuance of $6,708,783 of preferred membership units in Legion Select Holdings, LLC. No gain or loss occurred during the acquisition of these note receivable as they were acquired at cost.

●	On September 28, 2017 the Company formed Legion Azalea, LLC as a wholly owned subsidiary to own an investment property in Florida.

F-7

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three (3) months or less to be cash equivalents.

Cash accounts are insured at Federal Deposit Insurance Corporation limits of $250,000 each. The aggregate bank balances at December 31, 2017 were approximately $1,862,209 over the insured limit.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Notes Receivable

In accordance with the guidance of ASC Topic 942, Financial Services – Depository and Lending, the Company reports loans and trade receivables not held for sale on the date of the financial statements at their outstanding principal balances, reduced by any write offs, and there were $370,000 of allowances for loan losses as of December 31, 2017 and 2016.

Portfolio Segments are primarily in real estate and transportation. The primary credit quality indicators are paired to changes in overall market/industry valuation as well as changes in more specific pledged collateral valuations to evaluate a performing and non-performing note receivable on an individual basis. Most portfolio loans are established with significant amounts of prepaid interest and are short term (1-2 years) in duration. Notes receivable are considered on non-accrual or past due status on an individual note receivable basis. When an asset or investment becomes distressed due to changes in industry valuation, business valuation and ability to generate cash flow or acquire debt, each distressed or non-performing asset is evaluated on an individual case by case basis for restructuring and/or liquidation, and at that time an estimate for credit loss reserves is recorded.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation is recorded at the time property and equipment is placed in service using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the expected useful lives of the related assets or the lease term.

Intangible Assets

The Company accounts for its intangible assets in accordance with the authoritative guidance issued by the ASC Topic 350 – Goodwill and Other. Intangibles are valued at their fair market value and are amortized taking into account the character of the acquired intangible asset and the expected period of benefit. The Company evaluates intangible assets, at a minimum, on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated undiscounted future cash flows.

The cost of internally developing, maintaining and restoring intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity as a whole, are recognized as an expense when incurred.

An intangible asset with a definite useful life is amortized; an intangible asset with an indefinite useful life is not amortized until its useful life is determined to be no longer indefinite. The remaining useful lives of intangible assets not being amortized are evaluated at least annually to determine whether events and circumstances continue to support an indefinite useful life.

There were no indications of impairment based on management’s assessment of these assets at December 31, 2017. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of the use of our assets or the strategy for our overall business, and significant negative industry or economic trends. If current economic conditions worsen causing decreased revenues and increased costs, we may have to record impairment to our intangible assets.

Long-Lived Assets

The Company reviews long-lived assets (primarily comprised of property, equipment and leasehold improvement, notes receivable, and assets held for sale) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. As of December 31, 2017, the Company did not have any impairment on its long-lived assets.

F-8

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company generates revenue from providing asset management services to clients. The Company recognizes revenue when the following criteria are met:

(1)	There is persuasive evidence of an arrangement with a client.

(2)	The agreed-upon services have been provided.

(3)	Fees are fixed or determinable.

(4)	Collection is probable.

A fixed percentage asset-based management fee is earned periodically for providing asset management services. These fees are generally recognized as revenue each period in accordance with the terms of the asset management contract.

Interest income is recognized on an accrual basis at the stated interest rate in the respective loan and security agreements and note agreements for its investments in notes receivable.

Origination fees income is paid by borrower at closing as a discount to the loan and recognized over the life of the loan.

Due diligence and referral fees are deferred and recognized over the term of the notes receivable.

Fair Value of Financial Instruments

FASB ASC 825, Disclosure about Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments when it is practical to estimate. Management believes the carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable are reasonable estimates of their fair value because of their short-term nature and interest rates.

Equity-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718). The computation of the expense associated with stock-based compensation requires the use of a valuation model. The FASB issued accounting guidance requires significant judgment and the use of estimates, particularly surrounding Black-Scholes assumptions such as stock price volatility, expected option lives, and expected option forfeiture rates, to value equity-based compensation. We currently use a Black-Scholes option pricing model to calculate the fair value of our stock options. We primarily use historical data to determine the assumptions to be used in the Black-Scholes model and have no reason to believe that future data is likely to differ materially from historical data. However, changes in the assumptions to reflect future stock price volatility and future stock award exercise experience could result in a change in the assumptions used to value awards in the future and may result in a material change to the fair value calculation of stock-based awards. This accounting guidance requires the recognition of the fair value of stock compensation in net income. Although every effort is made to ensure the accuracy of our estimates and assumptions, significant unanticipated changes in those estimates, interpretations and assumptions may result in recording stock option expense that may materially impact our financial statements for each respective reporting period.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740 “Accounting for Income Taxes,” which requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized. The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

F-9

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of Consolidation

The Company Legion Capital Corporation and its Subsidiaries Hilton Institute of Business, LLC ,Legion Funding LLC, Legion Marketing, LLC, Legion Management Group, LLC, Legion Select Holdings, LLC, Legion Title LLC-Operations and Legion Wealth Advisors have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated.

Concentrations

During fiscal 2017 Legion Capital Corporation (“Legion”) generated revenue from various business and income segments. Marketing fees from a single company, a related party, was Legion’s largest source of revenue, representing approximately 24% of Legion’s total revenues in 2017.

The primary income segments in Legion’s business activities in 2017 came from Advisory, Management and Marketing Fees which respectively represented 47%, 30% and 18% of Legion’s income.

Legion’s assets are regionally diversified, with a concentration in real estate and transportation. For 2017, only one asset accounted for more than a 10% of Legion’s consolidated revenues, and that asset represented 14% of Legion’s total income in 2017.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued the following Accounting Standard Update (“ASU”) 2014-09 Revenue From Contracts with Customers, ASU No. 2016-01, Financial Instruments, ASU 2016-02, Leases, ASU 2016-13,Financial Instruments – Credit Losses, ASU No. 2016-15, Statement of Cash Flows.

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09 – Revenue From Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principal of this ASU is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The original effective date for ASU 2014-09 would have required the Company to adopt beginning in its first quarter 2017. In July 2015, the FASB voted to amend ASU 2014-09 by approving a one-year deferral of the effective date as well as providing the option to early adopt the standard on the original effective date. Accordingly, the Company may adopt the standard in either its first quarter of 2017 or 2018. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company does not expect its adoption of the new revenue standard will have a significant impact on its consolidated financial statements.

F-10

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825- 10), Recognition and Measurement of Financial Assets and Financial Liabilities. The provisions of the update require equity investments to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment. The update also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. It also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, and eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. ASU No. 2016-01 requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. It also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The update requires separate presentation of financial assets and financial liabilities by category and form on the balance sheet or the accompanying notes to the financial statements. In addition, the update clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU is not expected to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Conforming Amendments Related to Leases. This ASU amends the codification regarding leases in order to increase transparency and comparability. The ASU requires companies to recognize lease assets and liabilities on the statement of condition and disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendments introduce an impairment model that is based on expected credit losses (“ECL”), rather than incurred losses, to estimate credit losses on certain types of financial instruments (ex. loans and held to maturity securities), including certain off-balance sheet financial instruments (ex. commitments to extend credit and standby letters of credit that are not unconditionally cancellable). The ECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. Financial instruments with similar risk characteristics may be grouped together when estimating the ECL. The ASU also amends the current available for sale security impairment model for debt securities whereby credit losses relating to available for sale debt securities should be recorded through an allowance for credit losses. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments will be applied through a modified retrospective approach, resulting in a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently planning for the implementation of this accounting standard. It is too early to assess the impact this guidance will have on the Company’s financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU clarify the proper classification for certain cash receipts and cash payments, including clarification on debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, among others. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-11

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - CONTRIBUTION AND LLC OPERATING AGREEMENT

On November 30, 2017 Legion Select Holdings, LLC (“Legion Holdings”) was formed and acquired the assets of Legion Select Venture Fund, LLC pursuant to a Contribution Agreement. The prior owners of Legion Select Venture Fund, LLC (the “Preferred Owners”) received a preferred stock interest in Legion Holdings (the “Preferred Interest”) and an in initial Capital Account balance in the amount of $6,708,783 in Legion Holdings (the “Preferred Capital Account Balance”). Legion Capital Corporation is the manager (the “Manager”) and the holder of a common interest in Legion Holdings equating to 75% of the voting power of Legion Holdings (the “Common Interest”).

Except as otherwise provided in the Legion Holding Operating Agreement, the Manager, in its sole discretion, shall determine whether to make distributions to the members. In the event that any distributions are made prior to the expiration of the 5 year operating period beginning on the date of formation of Legion Holdings (the “Wind-Up Period”), such distributions are required to be paid out to the Manager and the members as follows: (1) to the Preferred Owners, in an amount equal to 12% per annum of their unpaid Preferred Capital Account Balance (the “Preferred Dividend”); (2) to the Manager, in an amount equal to 2% per annum on the unpaid aggregate capital account balance of Legion Holdings, payable monthly, in arrears (the “Management Fee”); and (3) thereafter, pro-rata, 75% to the holders of the Common Interest and 25% to the holders of the Preferred Interest. In the event that any distributions are made after the commencement of the Wind-Up Period, all distributions made by Legion Holdings are required to be paid out as follows: (1) to the Manager, in an amount equal to the unpaid and accrued Management Fees; (2) to pay off the Preferred Capital Account Balance (and any other capital account balance that exists at such time); (3) to the Preferred Owners in an amount equal to the unpaid Preferred Dividend and (4) thereafter, pro-rata, 75% to the holders of the Common Interest and 25% to the holders of the Preferred Interest. Upon a liquidation or dissolution of Legion Holdings, assets shall be paid out as follows: (1) to Legion Holdings’ creditors; (2) to the Manager, in an amount equal to the unpaid and accrued Management Fees; (3) to pay off the Preferred Capital Account Balance (and any other capital account balance that exists at such time); (4) to the Preferred Owners in an amount equal to the unpaid Preferred Dividend and (5) thereafter, pro-rata, 75% to the holders of the Common Interest and 25% to the holders of the Preferred Interest.

NOTE 3 - LIQUIDITY

The Company has sustained recurring losses and negative cash flows from operations. Over the past year, the Company’s growth has been funded through a combination of debt and equity financing. As of December 31, 2017, the Company had approximately $2,588,000 of unrestricted cash. The Company continues to obtain debt and equity financing as well as grow its portfolio of notes receivable and therefore believes that, as a result, it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years. The Company expects to seek to obtain additional funding through a bank credit facility or private equity. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

NOTE 4 - NOTES RECEIVABLE

Notes receivable in aggregate amount of $8,133,425 are secured, along with annual interest at the rate vary from 10% to 25%, and maturity date vary from February 2018 to December 31, 2019. The balance of the allowance for credit losses as of December 31, 2017 and 2016 was $370,000 and zero, respectively, with not write-offs or recoveries in either year. The following table summarizes the maturity dates:

Notes receivable due on or before December 31, 2018	$3,572,021
Notes receivable due on or before December 31, 2019	4,561,404
Gross notes receivable	8,133,425
Less deferred interest and origination fees	(440,062)
Less allowance for credit losses	(370,000)
$7,323,363

The following table presents (a) impaired loans with specific allowances and the amount of such allowances and (b) impaired loans without specific allowances as of December 31, 2017:

	Investment Value	Specific Allowance
December 31, 2017
Notes Receivable with specific allowances – individually evaluated	$401,512	$370,000
Notes receivables without specific allowances – individually evaluated	7,731,913	-
Total	$8,133,425	$370,000

F-12

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - NOTES RECEIVABLE (continued)

The following table presents our credit quality indicators as of December 31, 2017:

Investment Value

Performing loans	$7,731,913

Non-performing loans	$401,502

Total impaired loans	$401,502

NOTE 5 - EQUIPMENT

The major classifications of property and equipment are summarized as follows at the balance sheet dates:

	December 31, 2017	December 31, 2016
Furniture and equipment	$18,780	$6,444

Less accumulated depreciation	(4,920)	(1,963)
Property and equipment, net	$13,860	$4,481

Depreciation expense for the years ended December 31, 2017 and 2016 was $ 8,123 and $1,812, respectively.

NOTE 6 - ASSET HELD FOR SALE

During 2017, the Company repossessed a property that it had a mortgage receivable is being held for sale in the amount of $387,723.

NOTE 7 - NOTES PAYABLE

For the period ended December 31, 2017, the Company issued unsecured Senior Corporate Notes, in the aggregate amount of $575,000 with interest at 6%, 7% and 8% per annum for a period of 12 and 36 months.

In December 2016, the Company, through its subsidiaries Hilton and Legion Funding, issued Senior Corporate Notes, in the aggregate amount of $1,072,000, with monthly payments of interest only at 12% per annum for a period of 36 months. The Hilton note is secured by the assets of Hilton.

For the period ended December 31, 2017, the Company issued unsecured Corporate Notes, in the aggregate amount of $2,032,000 with monthly payments of interest only at varying rates between 6% and 12% per annum, with varying maturities of between 12 and 36 months.

The notes payable includes $610,000 of notes with a conversion option with the note holder with a right, but not an obligation, to convert all or a part of their note into common stock of Legion Capital Corporation at an exercise price of $2.00 per share at the time the Company begins trading publicly on the NASDAQ or other major exchange.

The aggregate maturity on the notes payable as of December 31, 2017 are as follows:

2018	$460,000
2019	940,000
2020	1,207,000
Total notes payable	2,607,000
Less current portion	460,000
Notes payable, long-term portion	$2,147,000

For the year ended December 31, 2017, total interest expense on these notes payable was $173,524.

F-13

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY

For the years ended December 31, 2017 and 2016, the Company sold 2,270,421 shares of no par value common stock, and 952,000 shares of no par value common stock, respectively, and received $2,677,092 and $952,000, respectively. During 2017, the common stock sold included shares as part of the Company’s Regulation A+ initial public offering of stock.

On November 30, 2017 Legion Select Holdings, LLC (“Legion Holdings”) was formed and acquired the assets of Legion Select Venture Fund, LLC pursuant to a Contribution Agreement. The prior owners of Legion Select Venture Fund, LLC (the “Preferred Owners”) received a preferred stock interest in Legion Holdings (the “Preferred Interest”) and an in initial Capital Account balance in the amount of $6,708,783 in Legion Holdings (the “Preferred Capital Account Balance”). Legion Capital Corporation is the manager (the “Manager”) and the holder of a common interest in Legion Holdings equating to 75% of the voting power of Legion Holdings (the “Common Interest”).

Except as otherwise provided in the Legion Holding Operating Agreement, the Manager, in its sole discretion, shall determine whether to make distributions to the members. In the event that any distributions are made prior to the expiration of the 5 year operating period beginning on the date of formation of Legion Holdings (the “Wind-Up Period”), such distributions are required to be paid out to the Manager and the members as follows: (1) to the Preferred Owners, in an amount equal to 12% per annum of their unpaid Preferred Capital Account Balance (the “Preferred Dividend”); (2) to the Manager, in an amount equal to 2% per annum on the unpaid aggregate capital account balance of Legion Holdings, payable monthly, in arrears (the “Management Fee”); and (3) thereafter, pro-rata, 75% to the holders of the Common Interest and 25% to the holders of the Preferred Interest. In the event that any distributions are made after the commencement of the Wind-Up Period, all distributions made by Legion Holdings are required to be paid out as follows: (1) to the Manager, in an amount equal to the unpaid and accrued Management Fees; (2) to pay off the Preferred Capital Account Balance (and any other capital account balance that exists at such time); (3) to the Preferred Owners in an amount equal to the unpaid Preferred Dividend and (4) thereafter, pro-rata, 75% to the holders of the Common Interest and 25% to the holders of the Preferred Interest. Upon a liquidation or dissolution of Legion Holdings, assets shall be paid out as follows: (1) to Legion Holdings’ creditors; (2) to the Manager, in an amount equal to the unpaid and accrued Management Fees; (3) to pay off the Preferred Capital Account Balance (and any other capital account balance that exists at such time); (4) to the Preferred Owners in an amount equal to the unpaid Preferred Dividend and (5) thereafter, pro-rata, 75% to the holders of the Common Interest and 25% to the holders of the Preferred Interest.

NOTE 9 - STOCK OPTIONS

On August 1, 2016, the Company issued 300,000 stock options to an officer of the Company, 150,000 options at an exercise price of $1.50 per share and 150,000 options at an exercise price of $2 per share. These options did not become vested prior to the employee leaving the Company, and have therefore been canceled.

On November 7, 2016, the Company issued 500,000 stock options outstanding to another officer of the Company. Those options vest at a rate of 100,000 per year over a period of 5 years. The strike price for the options are (i) 100,000 at $1 per share, (ii) 100,000 at $1.50, (iii) 100,000 at $1.75, and (iv) 200,000 at $2. These options did not become vested prior to the employee leaving the Company, and have therefore been canceled.

In November 2017, the Company granted 3 million stock options outstanding in favor of BGA Holdings, LLC (managed by Joseph B. Hilton). These options are fully vested, and have a strike price as follows:

2,000,000 at $1.00 per share, 10 year term

500,000 at $1.25 per share, 10 year term

500,000 at $1.75 per share, 10 year term

The weighted-average grant-date fair value of options granted during the year ended December 31, 2017 was $0.94. The options to Mr. Hilton’s company were issued in consideration of cancellation of 2 million shares previously agreed to be issued to Mr. Hilton’s company.

The fair value of the Company’s common stock option grants is estimated using a Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

F-14

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCK OPTIONS (continued)

The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value of the options issued on December 31, 2017:

Expected Dividend Yield—The Company has never paid dividends and does not expect to pay dividends.

Risk-Free Interest Rate—The risk-free interest rate was based on the market yield currently available on United States Treasury securities with maturities approximately equal to the option’s expected term.

Expected Term—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company’s assumptions about the expected term have been based on that of companies that have similar industry, life cycle, revenue, and market capitalization and the historical data on employee exercises.

Expected Volatility—The expected volatility is based on the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have a long trading history.

Forfeiture Rate—The Company has not experienced significant exercise activity on stock options. The Company determines the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires.

Each of the inputs discussed above is subjective and generally requires significant management judgment. The Company utilize the following inputs to calculate its options as of December 31, 2017:

Volatility:	67%
Expected terms (in years):	10
Risk Free Rate:	2.34%

A summary of the option activity as of December 31, 2017  is presented below :

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Jan 1, 2017	0		N/A	$0
Granted	2,800,000	$1.17	N/A	$0
Forfeited	800,000	$1.17	N/A	$0
Outstanding at Dec 31, 2017	2,000,000	$1.17	10 years	$0
Exercisable at Dec 31, 2017	2,000,000	$1.17	10 years	$0

Total stock compensation expense for the year ended December 31, 2017 was $2,828,158. All stock options were fully vested as of December 31, 2017.

Expected Volatility—The expected volatility is based on the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have a long trading history.

Forfeiture Rate—The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated by the Company, the Company may be required to record adjustments to stock-based compensation expense in future periods.

Each of the inputs discussed above is subjective and generally requires significant management judgment.

NOTE 10 - INCOME TAXES

The Company did not provide any Federal and State income tax for the years ended December 31, 2017 and 2016 due to the Company’s net losses. As of December 31, 2017 and 2016, the Company’s deferred tax asset consisted its net operating losses of $1,205,107 and $226,230, respectively.

 Deferred tax assets and liabilities reflect the effects of tax losses, credits and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Future taxable income is expected to be subject to an approximate rate of 21%.

F-15

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES (continued)

As of December 31, 2017 and 2016, the Company had a valuation allowance of $1,205,107 and $226,230, respectively, for its deferred tax assets. The Company believes that such assets did not meet the more likely than not criteria to be recoverable through projected future profitable operations in the foreseeable future.

Effective January 1, 2007, the Company adopted FASB guidance that addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The FASB also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2017 and 2016, the Company does not have a liability for unrecognized tax benefits.

The Company’s net operating loss carry forward for income tax purposes as of December 31, 2017 was approximately $5,739,000 and may be offset against future taxable income through 2036. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

NOTE 11 - LEASES

The Company leases its office under a month to month lease with a company controlled by the Company CEO, for monthly payments of $8,299 plus sales tax.

In January 2017, the Company signed an office lease in California, for a monthly rent of approximately $1,800. The lease expires in September 2018.

NOTE 12 - RELATED PARTY TRANSACTIONS

On November 30, 2017, Legion Select Holdings, LLC acquired the assets of Legion Select Venture Fund, LLC in exchange for preferred membership units in Legion Select Holdings, LLC in the amount of $6,708,783.

For the year ended December 31, 2017, marketing fees from a related company was Legion’s largest source of revenue, representing approximately 24% of Legion’s total revenues.

The Company had a 10% note receivable, due on demand, with an executive of the company for $20,328.

On December 28, 2016, Legion Select Venture Fund, LLC (the “Fund”), a Fund managed by James Byrd, Joseph Hilton (“Hilton”) and Shane Hackett entered into asset purchase agreement, to acquire all assets of SOS Network, Inc.

As of March 21, 2017, Hilton Institute of Business, a wholly owned subsidiary of the Company, paid a total of $475,730 to the Fund, for 100% of the assets of the SOS business, and the Fund retained no interest in these assets.

On August 10, 2017, Hilton sold a portion of the SOS assets (a portion of accounts receivable only) back to SOS for the purchase of price of $479,000 through the issuance of a twelve (12) month Promissory Note from SOS to Hilton for purchase of the assets, with interest at 12% per annum. Hilton retained the inventory, online learning platform and database it originally acquired from the Fund.

NOTE 13 - ACQUISITIONS

On November 30, 2017 the Company established Legion Select Holdings, LLC, and acquired $6,708,783 of assets, including loans and partnership holdings in several businesses from Legion Select Venture Fund, LLC, a venture fund affiliated with the Company but owned and managed separately. The Company issued 100% Preferred membership interest in Legion Select Holdings, LLC valued at $6,708,783, which was the carry over basis of the notes receivable acquired, for acquisition of these assets.

F-16

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SUBSEQUENT EVENTS

Effective as of January 1, 2018, the Company acquired all of the stock of Dorman – Willis Motors, Inc., an automobile dealership, and now owns that dealership. The Company formed Legion Transportation to own these automotive and other transportation assets.  No cash was given for this acquisition, but the dealership was acquired subject to the Legion debt. 2016 Financial statements (unaudited) from Dorman-Willis Motors, Inc., along with Pro-Forma 2017 financial statements are set forth below.

Dorman Willis December 31, 2017 Balance Sheet

Assets
Current assets:
Cash	$42,436
Receivables	149,603
Other receivables	250,064
Prepaid expenses and other current asset	16,432
Inventory	1,030,683

Total current assets	1,489,218

Property and equipment, net	117,482
Total Assets	1,606,700

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$97,256
Long-term note payable, current portion	775,198

Total current liabilities	872,454

Long-term notes payable	37,341

Total liabilities	909,795

Shareholders’ equity	696,905

Total liabilities and shareholders’ equity	$1,606,700

F-17

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SUBSEQUENT EVENTS (continued)

Combined 2017 Balance Sheet (Pro-forma)

December 31,
2017

Assets
Current assets:
Cash	$2,631,208
Other receivables	940,954
Notes receivable-current	2,761,959
Notes receivable-related party	20,328
Inventory	1,030,683
Prepaid expenses and other current asset	16,432

Total current assets	7,401,564

Property and equipment, net	131,342
Other intangible assets	87,549
Assets held for sale	387,723

Notes receivable-long term	4,561,404

Total assets	$12,569,582
Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$113,808
Long-term note payable, current portion	1,235,198

Total current liabilities	1,349,006

Long-term notes payable	2,184,341

Total liabilities	3,533,347

Shareholders’ equity

Preferred Membership Units, 100% Preferred membership interest	6,708,783
Common stock, no par value, 100,000,000 shares authorized and 13,131,429 and 11,799,500 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	4,478,092
Additional paid in capital	2,891,058
Accumulated deficit	(5,041,698)
Total shareholders’ equity	9,036,235

Total liabilities and shareholders’ equity	$12,569,582

F-18

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SUBSEQUENT EVENTS (continued)

Dorman Willis Year Ended 2017 Statement of Operations

Revenues

New Car Sales	$1,317,609
Used Car Sales	4,976,920
Service Revenues	253,426
Parts Revenues	353,751
F&I New	63,319
F&I Used	370,629
Total Revenues	7,335,654
Cost of Goods Sold (COGS)	(5,876,383)
Gross Profit	1,459,271

General and Administrative Expenses	(1,133,600)

Net Income	$325,671

Combined 2017 Statement of Operations (Pro-Forma)

Year ended
December 31, 2017

Net revenue	$8,416,321
COGS and General and administrative expenses	12,578,443
Operating loss	(4,162,122)

Other income (expense):
Interest expense	173,524

Total other income (expense)	173,524

Loss from continuing operations	(4,335,646)

Net loss	$(4,335,646)

On February 16, 2018, the Company sold its equity interest in a sand and stone mining operation to the other partner in that company, and now holds a $4 million secured note and mortgage on the company and the real estate. There are certain discounts, down to $3 million, if said loan is paid early.

February 22, 2018, the Company acquired the rights to acquire a 100% interest in a maritime renovation and sales company and simultaneously sold said rights and said interest to a third party, and now holds a $1.7 million secured loan on the assets of that company and the buyer company.

In 2018, the Company has sold 868,733 shares of equity for $1,083,104, and has issued $561,000 of corporate notes to lenders and/or investors with maturity dates ranging from 1 to 3 years, and interest rates ranging from 6% to 10% per annum.

UNAUDITED

On July 2, 2018, Legion SDC, LLC (“Legion SDC”), a newly formed subsidiary of Legion Builders, entered into an acquisition agreement wherein it acquired all of the assets and certain liabilities of SDC of Florida, LLC (“SDC”). In exchange, Legion SDC (i) paid $500,000 to the existing owners of SDC, (ii) issued a note payable, due September 30, 2018, in the principal amount of $1,500,000, accruing interest at 12% per annum to the existing owners of SDC (iii) agreed to pay an additional $1 million by way of a mutually agreeable debt instrument or equity interest to the existing owners of SDC; to be determined within 6 months of July 2, 2018 and (iv) issued a 49% equity interest in Legion SDC to the existing owners of SDC.

On July 2, 2018, Legion ARB, LLC (“Legion ARB”), a newly formed subsidiary of Legion Builders, entered into an acquisition agreement wherein it acquired all of the assets and certain liabilities of A.R. Bailey Homes, LLC (“ARB”). In exchange, Legion ARB (i) paid $200,000 to the existing owners of ARB, (ii) issued a note payable, due September 30, 2018, in the principal amount of $800,000, accruing interest at 12% per annum to the existing owners of ARB, (iii) issued a note payable, due July 2, 2019, in the principal amount of $3,500,000, accruing interest at 6% per annum to the existing owners of ARB and (iv) issued a 49% equity interest in Legion ARB to the existing owners of ARB.

F-19

A.R. Bailey Homes, LLC

and

SDC of Florida, LLC

Combined Financial Statements and Supplementary Information

Years Ended

December 31, 2017 and 2016

F-20

Page

INDEPENDENT AUDITORS’ REPORT	F-22 - F-23

FINANCIAL STATEMENTS:

Combined Balance Sheets	F-24

Combined Statements of Operations and Members’ Deficit	F-25

Combined Statements of Cash Flows	F-26

Notes to Combined Financial Statements	F-27 - F-32

SUPPLEMENTAL INFORMATION:

Combining Balance Sheets	F-34 - F-35

Combining Statements of Operations	F-36 - F-37

F-21

INDEPENDENT AUDITORS’ REPORT

To the Members of

A.R. Bailey Homes, LLC and SDC of Florida, LLC

Kissimmee, Florida

We have audited the accompanying combined financial statements of A.R. Bailey Homes, LLC and SDC of Florida, LLC (collectively the “Companies”), Florida corporations, which comprise the combined balance sheets as of December 31, 2017 and 2016, and the related combined statements of operations and members’ deficit, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of A.R. Bailey Homes, LLC and SDC of Florida, LLC as of December 31, 2017 and 2016, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

F-22

Substantial Doubt about the Companies’ Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Companies will continue as a going concern. As discussed in Note 2 to the financial statements, the Companies’ significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect of this matter.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the combined financial statements as a whole. The supplementary information is presented for purposes of additional analysis and is not a required part of the combined financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the combined financial statements. The information has been subjected to the auditing procedures applied in the audits of the combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the combined financial statements or to the combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the combined financial statements as a whole.

/s/ Moss, Krusick & Associates, LLC

September 4, 2018

Winter Park, Florida

F-23

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

COMBINED BALANCE SHEETS

DECEMBER 31,

	2017	2016
ASSETS

Current assets
Cash and cash equivalents	$116,437	$178,071
Accounts receivable, net	859,632	354,410
Construction in progress	656,802	1,107,348
Total current assets	1,632,871	1,639,829

Property and equipment, net	318,584	163,557
Total assets	$1,951,455	$1,803,386

LIABILITIES AND MEMBERS’ DEFICIT

Current liabilities
Accounts payable	$728,153	$278,454
Deferred revenue	963,457	984,367
Total current liabilities	1,691,610	1,262,821

Note payable	1,486,716	1,535,295
Loans from member	1,206,043	519,000
Total liabilities	4,384,369	3,317,116

Members’ deficit	(2,432,914)	(1,513,730)
Total liabilities and members’ deficit	$1,951,455	$1,803,386

The accompanying notes are an integral part of these financial statements

F-24

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

COMBINED STATEMENTS OF OPERATIONS AND MEMBERS’ DEFICIT

YEARS ENDED DECEMBER 31,

	2017	2016

Revenue	$17,297,014	$12,037,281

Cost of goods sold	15,013,648	9,693,764

Gross profit	2,283,366	2,343,517

General and administrative expenses	2,684,762	2,056,233

Income (loss) from operations	(401,396)	287,284

Other income (expense), net	(195,948)	(214,994)

Net income (loss)	(597,344)	72,290

Members’ deficit, beginning of year	(1,513,730)	(1,320,089)

Member distributions	(321,840)	(265,931)

Members’ deficit, end of year	$(2,432,914)	$(1,513,730)

The accompanying notes are an integral part of these financial statements

F-25

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(597,344)	$72,290
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Loss on sale of fixed assets	5,936	-
Depreciation	58,868	39,788
Changes in operating assets and liabilities:
Accounts receivable	(505,221)	820,343
Accounts payable	449,698	(1,616,688)
Deferred revenue	(20,910)	984,367
Construction in progress	450,546	249,787
Cash provided by (used in) operating activities	(158,427)	549,887

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(219,832)	(62,905)
Cash used in investing activities	(219,832)	(62,905)

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in loan payable	(48,579)	(35,473)
Net increase (decrease) in loans from member	687,043	(90,109)
Member distributions	(321,839)	(265,931)
Cash provided by (used in) financing activities	316,625	(391,513)

Change in cash and cash equivalents	(61,634)	95,469

Cash, beginning of period	178,071	82,602

Cash, end of period	$116,437	$178,071

SUPPLEMENTAL INFORMATION

Cash paid for interest	$150,227	$131,388

The accompanying notes are an integral part of these financial statements

F-26

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2017

1.	DESCRIPTION OF THE BUSINESS

Smith-Davis Construction, LLC (“Smith-Davis”) was incorporated in the State of Florida on July 15, 2005. SDC of Florida, LLC (“SDC”) was incorporated in the State of Florida on January 1, 2016. In 2016, Smith-Davis merged with SDC, with SDC being the sole survivor. A.R. Bailey Homes, LLC (“ARB”) was incorporated in the State of Florida on September 13, 2007. The Companies specialize in the construction of homes, townhomes and villas in the Orlando, Florida area.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	BASIS OF PRESENTATION – PRINCIPLES OF COMBINATION

The combined financial statements include the accounts of Smith-Davis, SDC and ARB (collectively the “Companies”) as the Companies are under common control. All transactions between and among the Companies have been eliminated. The combined financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Companies’ principle operations include the design, construction, and sale of new homes.

B.	USE OF ESTIMATES

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Future actual amounts could differ from these estimates.

C.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents are defined as cash on hand, demand deposits with financial institutions, and short-term liquid investments with an initial maturity date of less than three months. The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Companies’ balances may, at times, exceed federally insured limits. The Companies have never experienced any losses in such accounts. The Companies have no balances that exceed the FDIC limit at December 31, 2017 or 2016.

D.	ACCOUNTS RECEIVABLE

Accounts receivable consist primarily of proceeds due from title companies for sales closed prior to period end and are generally collected within a few days from closing. Receivables are recorded net of an allowance for doubtful accounts. The Companies estimate future write-offs based on delinquencies, credit ratings, aging trends, and historical experience. The Companies believe the allowance for doubtful accounts is adequate to cover anticipated losses. However, significant deterioration in any of the aforementioned factors or in general economic conditions could change these expectations, and accordingly, the Companies’ financial condition and/or its future operating results could be materially impacted. Credit is extended after evaluating creditworthiness and no collateral is generally required from customers. The Companies’ allowance for doubtful accounts is $0 for at December 31, 2017 and 2016, respectively.

F-27

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

E.	CUSTOMER DEPOSITS

Customer deposits are received upon signing a purchase contract and are generally based on a percentage of the value of the home. Deposits are generally non-refundable and forfeited homebuyer deposits related to home sales are recognized in other income in the period in which it is determined that the buyer will not complete the purchase of the property.

F.	PROPERTY AND DEPRECIATION

Property is stated at cost. Major replacements, renewals and betterments are capitalized while maintenance and repairs that do not improve or extend the life of an asset are charged to expense as incurred. When property is retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are written off and the resulting gains or losses are included in income. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method generally over 3 to 40 years.

G.	REVENUE RECOGNITION AND CONCENTRATION

Revenue from fixed-price and cost-plus contracts generally is recognized when the sales are closed and title passes to the new homeowner. Revenue on time-and-materials contracts is generally recognized as the work is performed based on agreed-upon hourly rates and allowable costs. The Companies’ contracts are typically completed in four months or less, and financial position and results of operations do not vary significantly from those which would result from the use of the percentage-of-completion method. A contract is considered complete when all costs, except insignificant items, have been incurred, and the installation is operating according to specifications or has been accepted by the customer.

Cost of goods sold includes all direct material, sub-contractor, labor, and certain other direct costs, as well as those indirect costs related to contract performance, such as indirect labor and fringe benefits. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims for additional contract revenue are recognized when realization of the claim is probable and the amount can be reasonably determined.

During 2017, sales to one customer totaled approximately 46% of total revenue, and during 2016, sales to this same customer totaled approximately 39% of total revenue.

H.	INCOME TAXES

The Companies have elected to be taxed under the Subchapter S provision of the Internal Revenue Code. These provisions provide that the taxable income of the Companies be included in the income tax returns of the members. Accordingly, no income tax related assets, liabilities or provision for income taxes has been recorded in the accompanying financial statements.

Management has analyzed the Companies’ various federal and state filing positions and believes that its income tax filing positions and deductions are well documented and supported. Additionally, management believes that no accruals for tax liabilities are necessary. Therefore, no reserves for uncertain income tax positions have been recorded.

F-28

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

I.	Impairment of long-lived assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison for the carrying amount of an asset to future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets which considers the discounted future net cash flows.

J.	RISKS AND UNCERTAINITIES

Factors that could adversely impact the Companies’ future operations or financial results include, but are not limited to the following: periods of economic weakness and uncertainty in Florida; high unemployment rates and low consumer confidence; uncertainties and changes in U.S. social, political, regulatory and economic conditions or laws and policies resulting from changes in the U.S. presidential administration and concerns surrounding ongoing developments in the European Union, Middle East, and Asia; the general availability of mortgage financing, including the effect of more stringent lending standards for mortgages and perceived or actual changes in interest rates; risks related to the Companies’ investments in real property, the value and salability of which could be impacted by the economic factors discussed above or other factors; the popularity of Orlando in particular and Florida in general as a first-home or second-home market or a vacation destination; increased energy costs, including fuel costs, which affect tourism in Orlando and Florida generally; untimely completion of land development projects within forecasted time and budget expectations; unfavorable legislative decisions by state and local governmental agencies; failure of future joint venture partners to perform in accordance with their contractual agreements; environmental regulations; acts of God, such as hurricanes and other natural disasters.

K.	WARRANTY RESERVES

The Company typically provides homebuyers with a one-year warranty on the house and a ten-year limited warranty for major defects in structural elements such as framing components and foundation systems.

Future direct warranty costs are accrued and charged to cost of goods sold in the period when the related home is closed. The warranty liability is based on historical warranty cost experience and is adjusted as appropriate to reflect qualitative risks associated with the types of homes built, the geographic areas in which they are built, and potential impacts of our continued expansion.

Warranty reserves are reviewed quarterly to assess the reasonableness and adequacy and adjusted, as needed, to reflect changes in trends and historical data as information becomes available.

F-29

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

L.	GOING CONCERN

The combined financial statements have been prepared assuming the Companies will continue as a going concern. The Companies have a combined members’ deficit of $2,432,914 and $1,513,730, respectively, at December 31, 2017 and 2016 and a net loss of $597,344 for the year ended December 31, 2017. These factors, among others, generally tend to raise substantial doubt as to its ability to obtain additional long-term debt or equity financing in order to have the necessary resources to further develop and market the Companies’ new projects.

In order to continue as a going concern, the Companies need to develop a reliable source of revenues, and achieve a profitable level of operations in the future and/or to obtain the necessary financing to meet its obligations arising from normal business operations when they come due.

To fund basic operations for the next 12 months, the Companies project a need for $750,000 that will have to be raised through debt or equity. The Companies have entered into an agreement to sell 51% of ARB and SDC to an outside agency that will fund the Companies for the foreseeable future. See Note 9.

Accordingly, the audited combined financial statements are accounted for as if the Companies are a going concern and does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should the Companies be unable to continue as a going concern.

M.	NEW ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, which amends its guidance on the recognition and reporting of revenue from contracts with customers, which is effective for private companies for annual reporting periods beginning after December 15, 2018. The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures about revenue recognition. The Companies completed its evaluation of the provisions during 2017 and has determined there will be no material impact on the Companies’ revenue recognition within the combined financial statements and expects to implement the new standard in 2019.

N.	Subsequent events

Management has evaluated the effect subsequent events would have on the financial statements through the date these financial statements were issued or available to be issued on September 4, 2018.

3.	JOINT VENTURE

In December 2015, ARB entered into a joint venture arrangement with SIFT Oaks Investments (“SIFT”) to develop land and properties (lots and homes) where SIFT would purchase the properties with a bank note with ARB guaranteeing 30% of the note. As the homes were placed under contract with individual home buyers, the home buyers’ deposits are given to ARB and then assigned over to SIFT to pay for lot and infrastructure costs. ARB invoices SIFT twice per month for all applicable expenses to build the homes in the development plus 2% markup. Once the house is completed, ARB passes title over to the home buyer and assigns the revenue to SIFT to pay down debt and other expenses. Once the entire development project is completed, any remaining balance will be split by ARB and SIFT in a 30% - 70% ratio as agreed upon in the joint venture agreement.

F-30

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2017

4.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Companies are subject to claims or proceedings from time to time relating to the purchase, development and sale of real estate and homes and other aspects of the homebuilding operations. Management believes that these claims include usual obligations incurred by real estate developers and residential home builders in the normal course of business. In the opinion of management, these matters will not have a material effect the combined financial position, results of operations or cash flows.

In December 2015, the Companies entered into a joint venture arrangement with an unrelated third party to complete the development of a housing community in the Orlando area. The Companies have guaranteed 30% of the bank loan related to the development. The bank loan totaled $2,707,022 at December 31, 2017. As the Companies build and sell the houses in the development, the developer allocates deposits and sales from the houses and apply them first to loans on the properties and then to the infrastructure of the development.

Certain construction contracts of the Companies contain warranty provisions on materials and workmanship. The Companies’ management feels that any warranty work that should arise would be nominal and not have a material effect on the current period combined financial statements.

5.	PROPERTY AND EQUIPMENT

Property and equipment and the related accumulated depreciation, at December 31, 2017 and 2016, respectively:

	2017	2016

Machinery and equipment	$513,465	$343,695
Less: accumulated depreciation	(194,881)	(180,138)

Property and equipment, net	$318,584	$163,557

6.	NOTES PAYABLE

In July 2014, the Companies obtained a line of builder’s credit from a bank for $400,000 to build speculative homes. The line of credit was paid off in June 2016 and closed.

In July 2016, the Companies issued an unsecured $1.3 million note payable to an individual for cash proceeds of $1.3 million. Monthly payments of $14,000 began in April 2017. Interest is compounded monthly at 12.0%. The note and accrued and unpaid interest is due in full on October 31, 2019. The Companies paid $130,000 in interest expense and accrued interest of $39,785 during 2017 on the note. The Companies accrued interest of $83,606 during 2016 on the note. Total outstanding on the loan including interest was $1,423,391 and $1,383,606 at December 31, 2017 and 2016, respectively.

Interest expense was $131,388 and $149,185 for the years ended December 31, 2017 and 2016, respectively, and is included in other income (expense) in the accompanying statements of operations.

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A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2017

7.	RELATED PARTIES

Member Home Construction

The Companies remodeled a member’s home in 2017 and spent $238,664 on remodeling costs.

Member Advances (Loan)

A member of the Companies advances the Companies money from time to time for operating cash flow purposes. The advances are unsecured and have no stated interest rate and payment terms are flexible. The loan balance was $1,206,043 and $519,000 at December 31, 2017 and 2016, respectively.

8.	COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Estimated earnings on uncompleted contracts at December 31, 2017 and 2016, respectively are summarized as follows:

	2017	2016

Costs incurred on uncompleted contracts	$656,802	$1,107,348

Progress billings on uncompleted contracts	(963,457)	(984,367)

	$(306,655)	$122,981

9.	SUBSEQUENT EVENTS

On July 2, 2018, Legion SDC, LLC (“Legion SDC”), a newly formed subsidiary of Legion Builders, LLC (“Legion Builders”), a wholly owned subsidiary of Legion Capital Corporation entered into an addendum to its acquisition agreement, originally dated April 27, 2018, wherein it acquired all of the assets and certain liabilities of SDC. In exchange, Legion SDC (i) paid $500,000 to the existing owners of SDC, (ii) issued a note payable, due September 30, 2018 in the principal amount of $1,500,000, accruing interest at 12% per annum, to the existing owners of SDC, (iii) agreed to pay an additional $1 million by way of a mutually agreeable debt instrument or equity interest to the existing owners of SDC to be determined within 6 months of July 2, 2018, and (iv) issued a 49% equity interest in Legion SDC to the existing owners of SDC.

On July 2, 2018, Legion ARB, LLC (“Legion ARB”), a newly formed subsidiary of Legion Builders, entered into an addendum to its acquisition agreement, originally dated June 8, 2018, wherein it acquired all of the assets and certain liabilities of ARB. In exchange, Legion ARB (i) paid $200,000 to the existing owners of ARB, (ii) issued a note payable, due September 30, 2018, in the principal amount of $800,000, accruing interest at 12% per annum to the existing owners of ARB, (iii) issued a note payable, due June 8, 2019, in the principal amount of $3,500,000, accruing interest at 6% per annum to the existing owners of ARB, and (iv) issued a 49% equity interest in Legion ARB to the existing owners of ARB.

F-32

SUPPLEMENTAL INFORMATION

F-33

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

COMBINING BALANCE SHEETS

DECEMBER 31, 2017

	ARB	SDC	Total	Eliminations	Total

ASSETS

Current assets
Cash and cash equivalents	$92,939	$23,498	$116,437	$-	$116,437
Accounts receivable, net	487,167	372,465	859,632	-	859,632
Construction in progress	656,802	-	656,802	-	656,802
Total current assets	1,236,908	395,963	1,632,871	-	1,632,871

Property and equipment, net	781	317,803	318,584	-	318,584

Total assets	$1,237,689	$713,766	$1,951,455	$-	$1,951,455

LIABILITIES AND MEMBERS’ DEFICIT

Current liabilities
Intercompany	$476,846	$(414,172)	$62,674	$(62,674)	$-
Accounts payable	137,636	590,517	728,153		728,153
Deferred revenue	963,457	-	963,457	-	963,457
Total current liabilities	1,577,939	176,345	1,754,284	(62,674)	1,691,610

Note payable	1,423,391	63,325	1,486,716	-	1,486,716
Loans from member	627,047	578,996	1,206,043	-	1,206,043

	3,628,377	818,666	4,447,043	(62,674)	4,384,369

Members’ deficit	(2,490,688)	(4,900)	(2,495,588)	62,674	(2,432,914)

Total liabilities and members’ deficit	$1,137,689	$813,766	$1,951,455	$-	$1,951,455

See Independent Auditors’ Report

F-34

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

COMBINING BALANCE SHEETS

DECEMBER 31, 2016

	ARB	SDC	Total	Eliminations	Total

ASSETS

Current assets
Cash and cash equivalents	$172,441	$5,630	$178,071	$-	$178,071
Accounts receivable, net	329,045	25,365	354,410	-	354,410
Construction in progress	1,107,348	-	1,107,348	-	1,107,348
Total current assets	1,608,834	30,995	1,639,829	-	1,639,829

Property and equipment, net	781	162,776	163,557	-	163,557

Total assets	$1,609,615	$193,771	$1,803,386	$-	$1,803,386

LIABILITIES AND MEMBERS’ DEFICIT

Current liabilities
Intercompany	$62,664	$(89,322)	$(26,658)	$26,658	$-
Accounts payable	163,013	115,441	278,454	-	278,454
Deferred revenue	984,367	-	984,367	-	984,367
Total current liabilities	1,210,044	26,119	1,236,163	26,658	1,262,821

Note payable	1,535,295	-	1,535,295	-	1,535,295
Loans from member	344,000	175,000	519,000	-	519,000

	3,089,339	201,119	3,290,458	26,658	3,317,116

Members’ deficit	(1,479,724)	(7,348)	(1,487,072)	(26,658)	(1,513,730)

Total liabilities and members’ deficit	$1,609,615	$193,771	$1,803,386	$-	$1,803,386

See Independent Auditors’ Report

F-35

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

COMBINING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

	ARB	SDC	Total	Eliminations	Total

Revenue	$9,252,375	$8,044,639	$17,297,014	$-	$17,297,014
Revenue - intercompany	-	1,736,337	1,736,337	(1,736,337)	-

Total revenue	9,252,375	9,780,976	19,033,351	(1,736,337)	17,297,014

Cost of goods sold	6,616,843	8,396,805	15,013,648	-	15,013,648
Cost of goods sold - intercompany	1,736,337	-	1,736,337	(1,736,337)	-

Total cost of goods sold	8,353,180	8,396,805	16,749,985	(1,736,337)	15,013,648

Gross profit	899,195	1,384,171	2,283,366	-	2,283,366

General and administrative expeneses	1,338,188	1,346,574	2,684,762	-	2,684,762

Loss from operations	(438,993)	37,597	(401,396)	-	(401,396)

Other income (expense), net	(188,970)	(6,978)	(195,948)	-	(195,948)

Net income (loss)	$(627,963)	$30,619	$(597,344)	$-	$(597,344)

See Independent Auditors’ Report

F-36

A.R. BAILEY HOMES, LLC AND SDC OF FLORIDA, LLC

COMBINING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

	ARB	Smith-Davis	SDC	Total	Eliminations	Total

Revenue	$6,715,701	$1,337,402	$3,984,178	$12,037,281	$-	$12,037,281
Revenue - intercompany	-	784,394	811,231	1,595,625	(1,595,625)	-

Total revenue	6,715,701	2,121,796	4,795,409	13,632,906	(1,595,625)	12,037,281

Cost of goods sold	3,944,529	1,490,680	4,258,555	9,693,764	-	9,693,764
Cost of goods sold - intercompany	1,595,625	-	-	1,595,625	(1,595,625)	-

Total cost of goods sold	5,540,154	1,490,680	4,258,555	11,289,389	(1,595,625)	9,693,764

Gross profit	1,175,547	631,116	536,854	2,343,517	-	2,343,517

General and administrative expeneses	1,148,464	256,118	651,651	2,056,233	-	2,056,233

Income (loss) from operations	27,083	374,998	(114,797)	287,284	-	287,284

Other income (expense), net	(214,994)	-	-	(214,994)	-	(214,994)

Net income (loss)	$(187,911)	$374,998	$(114,797)	$72,290	$-	$72,290

See Independent Auditors’ Report

F-37

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit
1.1	Form of Selling Agency Agreement (incorporated by reference to Exhibit 1.1 to Amendment No. 7 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on July 30, 2018).
2.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
2.2	ByLaws (incorporated by reference to Exhibit 2.3 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
3.1	Limited Liability Company Agreement of Legion Select Holdings, LLC, dated November 30, 2017 (incorporated by reference to Exhibit 3.1 to Amendment No. 6 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on July 9, 2018).
6.1	Contribution Agreement, by and between Legion Select Venture Fund, LLC and Legion Select Holdings, LLC, dated November 30, 2017 (incorporated by reference to Exhibit 3.1 to Amendment No. 6 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on July 9, 2018).
6.2†	Asset Purchase Agreement, dated April 27th, 2018, by and between SDC of Florida, LLC, Legion SDC, LLC and the owners of Legion SDC, LLC (incorporated by reference to Exhibit 6.1 to Company’s Current Report on Form 1-U filed on July 17, 2018).
6.3	Addendum 1 to Asset Purchase Agreement, dated July 2nd, 2018, by and between SDC of Florida, LLC, Legion SDC, LLC and the owners of Legion SDC, LLC (incorporated by reference to Exhibit 6.2 to Company’s Current Report on Form 1-U filed on July 17, 2018).
6.4†	Asset Purchase Agreement, dated June 8th, 2018, by and between A.R. Bailey Homes, LLC, Legion ARB, LLC and the owners of A.R. Bailey Homes, LLC (incorporated by reference to Exhibit 6.3 to Company’s Current Report on Form 1-U filed on July 17, 2018).
6.5	Addendum 1 to Asset Purchase Agreement, dated July 2nd, 2018, by and between A.R. Bailey Homes, LLC, Legion ARB, LLC and the owners of A.R. Bailey Homes, LLC (incorporated by reference to Exhibit 6.4 to Company’s Current Report on Form 1-U filed on July 17, 2018).
6.6	6% Promissory Note issued by Legion ARB, LLC, in the amount of $3,500,000 and due June 8, 2019 (incorporated by reference to Exhibit 6.5 to Company’s Current Report on Form 1-U filed on July 17, 2018).
6.7	12% Promissory Note issued by Legion ARB, LLC, in the amount of $800,000 and due September 30, 2018 (incorporated by reference to Exhibit 6.6 to Company’s Current Report on Form 1-U filed on July 17, 2018).
6.8	12% Promissory Note issued by Legion SDC, LLC, in the amount of $1,500,000 and due September 30, 2018 (incorporated by reference to Exhibit 6.7 to Company’s Current Report on Form 1-U filed on July 17, 2018).
11.1*	Consent of Independent Registered Accounting Firm.
11.2*	Consent of Independent Accounting Firm.
12.1*	Legal Opinion
13.1**	“Testing the Waters” materials

* Filed herewith.

** Previously Filed.

† The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on September 14, 2018.

LEGION CAPITAL CORPORATION

By:	/s/ Jim Byrd
Name: Jim Byrd
Title: Chief Executive Officer

This Offering Statement on Form 1-A has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jim Byrd	Date: September 14, 2018
Name: Jim Byrd Title: Chief Executive Officer, Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Paul Carrazzone	Date: September 14, 2018
Name: Paul Carrazzone Title: Director

/s/ Luisa Ingargiola	Date: September 14, 2018
Name: Luisa Ingargiola Title: Director

III-2